Exhibit 2.6

EXECUTION VERSION

DATED	16 FEBRUARY 2017

(1) VIMPELCOM HOLDINGS B.V.

as Borrower

(2) THE FINANCIAL INSTITUTIONS

LISTED IN PART 2 OF SCHEDULE 1

as Mandated Lead Arrangers and (as applicable) Bookrunners

(3) THE ORIGINAL LENDERS

as defined in this Agreement

- and -

(4) CITIBANK EUROPE PLC, UK BRANCH

as Agent

US$2,108,000,000

MULTICURRENCY TERM AND

REVOLVING FACILITIES

AGREEMENT

CONTENTS

SECTION 1 INTERPRETATION		1

1.	DEFINITIONS AND INTERPRETATION	1

SECTION 2 THE FACILITIES		23

2.	THE FACILITIES	23

3.	PURPOSE	30

4.	CONDITIONS OF UTILISATION	30

SECTION 3 UTILISATION		31

5.	UTILISATION	31

6.	OPTIONAL CURRENCIES	33

SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION		35

7.	REPAYMENT	35

8.	PREPAYMENT AND CANCELLATION	37

SECTION 5 COSTS OF UTILISATION		42

9.	INTEREST	42

10.	INTEREST PERIODS	44

11.	CHANGES TO THE CALCULATION OF INTEREST	45

12.	FEES	47

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS		48

13.	TAX GROSS-UP AND INDEMNITIES	48

14.	INCREASED COSTS	53

15.	OTHER INDEMNITIES	54

16.	MITIGATION BY THE LENDERS	55

17.	COSTS AND EXPENSES	56

SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		57

18.	REPRESENTATIONS	57

19.	INFORMATION UNDERTAKINGS	61

20.	FINANCIAL COVENANTS	65

21.	GENERAL UNDERTAKINGS	69

22.	EVENTS OF DEFAULT	73

SECTION 8 CHANGES TO PARTIES		78

23.	CHANGES TO THE LENDERS	78

24.	CHANGES TO THE BORROWER	84

SECTION 9 THE FINANCE PARTIES		85

25.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS	85

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	93

27.	SHARING AMONG THE FINANCE PARTIES	93

SECTION 10 ADMINISTRATION		95

28.	PAYMENT MECHANICS	95

29.	SET-OFF	98

30.	NOTICES	98

31.	CALCULATIONS AND CERTIFICATES	100

32.	PARTIAL INVALIDITY	100

33.	REMEDIES AND WAIVERS	100

34.	AMENDMENTS AND WAIVERS	100

35.	COUNTERPARTS	106

36.	CONFIDENTIALITY	106

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	109

SECTION 11 GOVERNING LAW AND ENFORCEMENT		112

38.	GOVERNING LAW	112

39.	ENFORCEMENT	112

SCHEDULE 1: THE ORIGINAL LENDERS, MANDATED LEAD ARRANGERS AND BOOKRUNNERS		113

	Part 1: The Original Lenders	113

	Part 2: The Mandated Lead Arrangers and Bookrunners	114

SCHEDULE 2: CONDITIONS PRECEDENT		115

SCHEDULE 3: REQUESTS		117

	Part 1: Utilisation Request	117

	Part 2: Selection Notice applicable to a Facility A Loan	119

	Part 3: Form of Transfer Certificate	120

	Part 4: Form of Assignment Agreement	122

	Part 5: Form of Increase Confirmation	125

SCHEDULE 4: FORM OF COMPLIANCE CERTIFICATE		127

SCHEDULE 5: EXISTING SECURED INDEBTEDNESS		128

SCHEDULE 6: FORM OF CONFIDENTIALITY UNDERTAKING		131

SCHEDULE 7: FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE		135

	Part 1: Form of Notice on Entering into Notifiable Debt Purchase Transaction	135

	Part 2: Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate	136

SCHEDULE 8: TIMETABLES		137

SCHEDULE 9: FORM OF ACCORDION INCREASE REQUEST		138

SCHEDULE 10: FORM OF ACCORDION INCREASE CONFIRMATION		140

THIS AGREEMENT is made on      16 FEBRUARY 2017

BETWEEN:

(1)	VIMPELCOM HOLDINGS B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and having its registered office address at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands, registered with the Dutch trade register of the Chamber of Commerce under number 34345993 (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS listed in part 2 (The Mandated Lead Arrangers and Bookrunners) of schedule 1 (The Original Lenders, Mandated Lead Arrangers and Bookrunners) as Mandated Lead Arrangers and (as applicable) Bookrunners (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in part 1 (The Original Lenders) of schedule 1 (The Original Lenders, Mandated Lead Arrangers and Bookrunners) as lenders (the “Original Lenders”); and

(4)	CITIBANK EUROPE PLC, UK BRANCH as facility agent of the other Finance Parties (the “Agent”).

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accordion Increase Amount” means, in respect of an Accordion Increase Request, the amount of the increase in the Commitments requested in that Accordion Increase Request;

“Accordion Increase Confirmation” means a confirmation substantially in the form set out in schedule 10 (Form of Accordion Increase Confirmation);

“Accordion Increase Date” has the meaning given to it in clause 2.4 (Accordion option);

“Accordion Increase Lender” has the meaning given to it in clause 2.4 (Accordion option);

“Accordion Increase Request” means a request substantially in the form set out in schedule 9 (Form of Accordion Increase Request);

“Affiliate” means (i) in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; and (ii) in relation to Raiffeisen Bank International AG, also includes all members of the Austrian Raiffeisen Banking Group (i.e. all credit institutions being members of the Austrian Association of Raiffeisen Banks (Fachverband der Raiffeisenbanken);

“Agency Fee Letter” means the fee letter dated on or about the Signing Date between the Agent and the Borrower setting out the fee referred to in clause 12.3 (Agency fee);

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00am on a particular day;

“Amount” means the aggregate principal amount, whether drawn or committed (subject to satisfaction of conditions) and undrawn;

“Assignment Agreement” means an agreement substantially in the form set out in part 4 (Form of Assignment Agreement) of schedule 3 (Requests) or any other form agreed between the relevant assignor and assignee;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the Signing Date to and including the date falling six Months after the Signing Date; and

(b)	in relation to Facility B, the period from and including the Signing Date to and including the date that falls 30 days before the Maturity Date (or if such date is not a Business Day, the Business Day immediately preceding such day);

“Available Commitment” means, in relation to a Facility, at the time of any determination thereof, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of such Lender’s participation in any outstanding Loans at such time under that Facility; and

(b)	in relation to any proposed Utilisation of that Facility, the Base Currency Amount of such Lender’s participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

“Available Facility” means, in relation to a Facility, the aggregate at such time of each Lender’s Available Commitment in respect of that Facility;

“Base Currency” means US Dollars;

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request or Selection Notice requesting a change of currency) adjusted to reflect any repayment (other than, in relation to Facility A, a repayment arising from a change of currency), prepayment, consolidation or division of a Loan;

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Borrower Affiliate” means any person with an interest (direct or indirect) in at least 35 per cent. of the shares in the Borrower;

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Amsterdam and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(c)	for the purposes of determining a Quotation Day, a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Code” means the US Internal Revenue Code of 1986;

“Commitment” means a Facility A Commitment or Facility B Commitment;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 4 (Form of Compliance Certificate);

“Confidential Information” means all information relating to the Borrower, any Material Subsidiary, the VIP Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	the Borrower, any Material Subsidiary, any member of the VIP Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower, any Material Subsidiary, any member of the VIP Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 36 (Confidentiality);

(B)	is identified in writing at the time of delivery as non-confidential by the Borrower, any Material Subsidiary or any member of the VIP Group or any of their respective advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower, any Material Subsidiary, or a member of the VIP Group and which, in each case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form attached hereto as schedule 6 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent;

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012;

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement;

“Default” means an Event of Default or any event or circumstance specified in clause 22 (Events of Default) which would (with the expiry of a grace period set forth in clause 22 (Events of Default), the giving of notice, the making of any determination under clause 22 (Events of Default) or any combination of any of the foregoing) be an Event of Default;

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

“Designated Sub-Participation” means a sub-participation (of any kind) by a Lender of its rights and/or obligations under the Finance Documents to another person, if such person has the right to direct (but not merely be consulted with regarding) how that Lender responds to any request from the Borrower for a consent, waiver, amendment or confirmation of, or in relation to, any of the terms of any Finance Document (with such person being a “Designated Sub-Participant”);

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that Party, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek);

“EBITDA” has the meaning given to that term in clause 20.4 (Definitions);

“EUR”, “euro” and “€ ” denote the lawful currency of the Participating Member States;

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero;

“Event of Default” means any event or circumstance specified as such in clause 22 (Events of Default);

“Facility” means Facility A or Facility B;

“Facility A” means the term loan facility made available under this Agreement as described in clause 2.1 (The Facilities);

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in part 1 (The Original Lenders) of schedule 1 (The Original Lenders, Mandated Lead Arrangers and Bookrunners) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.3 (Increase) or clause 2.4 (Accordion option); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.3 (Increase) or clause 2.4 (Accordion option), to the extent not cancelled, reduced or transferred by it under this Agreement;

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan;

“Facility A Repayment Date” means the date falling:

(a)	39 Months after the Signing Date; and

(b)	on the end of each successive third Month thereafter until the Maturity Date for Facility A;

“Facility B” means the revolving loan facility made available under this Agreement as described in clause 2.1 (The Facilities);

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in part 1 (The Original Lenders) of schedule 1 (The Original Lenders, Mandated Lead Arrangers and Bookrunners) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.3 (Increase) or clause 2.4 (Accordion option); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.3 (Increase) or clause 2.4 (Accordion option), to the extent not cancelled, reduced or transferred by it under this Agreement;

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan;

“Facility Fee Letter” means a fee letter dated on or about the Signing Date between the Agent and the Borrower or a Mandated Lead Arranger or, as the case may be, a Lender and the Borrower setting out the fee referred to in clause 12.2 (Facility fee);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fallback Interest Period” means one Month;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; and

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the United States of America), 1 January 2019; or

(c)	in relation to a “pass thru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Fee Letter” means each of the Facility Fee Letters, the Agency Fee Letter, any Fee Letter entered into pursuant to paragraph (f) of clause 2.3 (Increase) and any Fee Letter entered into pursuant to paragraph (g) of clause 2.4 (Accordion option);

“Finance Document” means this Agreement, any Fee Letter, any Increase Confirmation, any Accordion Increase Request, any Accordion Increase Confirmation and any other document designated as such by the Agent and the Borrower;

“Finance Party” means the Agent, a Mandated Lead Arranger or a Lender;

“Financial Indebtedness” means, without duplication, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS in effect on 31 December 2015, be treated as a finance or capital lease, but not including any lease which would, in accordance with IFRS in effect on 31 December 2015, be treated as an operating lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis, or on a limited recourse basis where recourse is limited to customary guarantees of title);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

Financial Indebtedness does not include (i) counter-indemnity obligations in respect of any guarantee, indemnity, bond, standby or documentary letter of credit, performance guarantee or any other instrument issued by a bank or financial institution, entered into on arm’s length terms in the ordinary course of business and not otherwise having been issued in respect of Financial Indebtedness, (ii) amounts in respect of accounts payable or other indebtedness owing to trade creditors (including, without limitation, telecommunications equipment and network suppliers) in the ordinary course of business in connection with the acquisition of assets, goods or services together with any extended payment terms relating thereto; (iii) any federal, state or local Tax liabilities; (iv) amounts in respect of obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or capital stock or other equity securities, provided that the aggregate amount of the liabilities incurred under this paragraph (iv) shall at no time exceed the gross proceeds actually received in connection with such disposition; and (v) amounts in respect of obligations of any persons (A) arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line; and (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices;

“Fitch” means Fitch Ratings Ltd.;

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to clause 11.3(a)(ii);

“GTH” means Global Telecom Holding S.A.E., which is incorporated as a joint stock company under the laws of the Republic of Egypt;

“Hedging Obligation” means any obligation pursuant to any foreign exchange contract, currency swap agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement;

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five Business Days before the Quotation Day;

“Holding Company” means, in relation to a person, any other person in respect of which such first person is a Subsidiary;

“IASB” means the International Accounting Standards Board;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

(e)	unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three Business Days of its due date; or

(iii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

“Increase Confirmation” means a confirmation substantially in the form set out in part 5 (Form of Increase Confirmation) of schedule 3 (Requests);

“Increase Lender” has the meaning given to that term in clause 2.3 (Increase);

“Insolvency Default” means an Event of Default in respect of clause 22.6 (Insolvency) or 22.7 (Insolvency proceedings);

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.4 (Default interest);

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than five Business Days before the Quotation Day;

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan;

“Lender” means:

(a)	any Original Lender; and

(b)	any person which has become a Party in accordance with clause 2.3 (Increase), clause 2.4 (Accordion option) or clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LetterOne Group” means any company or group of companies affiliated with the European based international investment business which at the Signing Date is operating under the commonly known group name LetterOne;

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan (other than euro) and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

“Licence Event” means the suspension, loss, revocation, termination or cessation of effectiveness of a Mobile Licence;

“Loan” means a Facility A Loan or a Facility B Loan;

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction);

“Margin” means the applicable margin determined and adjusted in accordance with clause 9.2 (Calculation of Margin);

“Material Adverse Effect” means a material adverse effect on:

(a)	the consolidated business, operations or financial condition of the VIP Group taken as a whole;

(b)	the ability of the Borrower to perform and comply with its payment obligations and its financial covenants under any Finance Document to which it is a party; or

(c)	the validity, legality or enforceability of any Finance Document, or of any rights or remedies of any Finance Party thereunder;

“Material Subsidiaries” means from time to time, any member of the VIP Group that:

(a)	holds or has the right, title or interest to or in any telecommunications licence which licence is responsible for generating more than 10% of the consolidated revenues of the Borrower;

(b)	for the most recent fiscal year of the Borrower, accounted for more than 10% of the consolidated revenues of the Borrower; or

(c)	as of the end of the most recent fiscal year of the Borrower, was the owner of more than 10% of the consolidated assets of the Borrower,

in each case of sub-paragraphs (a) to (c) above, as set forth in the most recently available consolidated financial statements of the Borrower, prepared in accordance with IFRS, as applicable for such fiscal year, but excluding on any date any person who is no longer a member of the VIP Group on such date;

“Maturity Date” means:

(a)	in relation to Facility A the date falling 60 Months after the Signing Date; and

(b)	in relation to Facility B, subject to clause 2.2 (Extension Option - Facility B), the date falling 36 Months after the Signing Date;

“Mobile Licence means any one or more mobile telecommunications licences of the Material Subsidiaries required for the provision of mobile telecommunications services, including mobile internet and e-commerce services;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

“Moody’s” means Moody’s Investors Service Limited;

“Non-PJSC Borrower” means a person who is not a member of the PJSC Group;

“Non-Public Lender” means: (i) until interpretation of the term “public” as referred to in Article 4.1 (1) of the CRR has been published by the relevant authority/ies: an entity that provides repayable funds to the Borrower for a minimum initial amount of EUR 100,000 (or its equivalent in another currency) or an entity otherwise qualifying as not forming part of the public; and (ii) following the publication of an interpretation of the term “public” as referred to in Article 4.1 (1) of the CRR by the relevant authority/ies: such amount or such criterion as a result of which such entity shall qualify as not forming part of the public;

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of clause 34.5 (Disenfranchisement on Debt Purchase Transactions entered into by Borrower Affiliates);

“Omnium” means Omnium Telecom Algérie S.p.A. a Joint Stock company existing under the Laws of Algeria, having its registered address at Immeuble Djezzy Nationale N° 5, Rue Mouloud Feraoune, lot n°8 A, Dar el Beida, Alger-Algeria, registered at Algiers Trade Registry under Number: 0015635 B01.;

“Optimum” means Optimum Telecom Algérie S.p.A., a Joint Stock company existing under the Laws of Algeria, having its registered address at 1 Avenue Mohammedi, Bir Mourad Rais, Alger-Algeria, registered at Algiers Trade Registry under Number: 16/00 0991890 B13;

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions relating to Optional Currencies);

“Original Borrower Financial Statements” means the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2015, prepared in accordance with IFRS and together with any related notes thereto;

“Original Financial Statements” means the Original Borrower Financial Statements, the Original PJSC VimpelCom Financial Statements and the Original VimpelCom Ltd. Financial Statements or any of them;

“Original PJSC VimpelCom Financial Statements” means the audited consolidated financial statements of PJSC VimpelCom for the financial year ended 31 December 2015, prepared in accordance with IFRS and together with the related notes thereto;

“Original VimpelCom Ltd. Financial Statements” means the audited consolidated financial statements of VimpelCom Ltd. for the financial year ended 31 December 2015, prepared in accordance with IFRS and together with any related notes thereto;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“Permitted Security” means:

(a)	any Security or Quasi-Security on any asset or assets securing indebtedness incurred by PMCL, Optimum and/or Omnium, and/or each of their consolidated Subsidiaries;

(b)	any Security or Quasi-Security existing on the Signing Date and granted by the Borrower or a Material Subsidiary to secure amounts payable in respect of the indebtedness described in schedule 5 (Existing Secured Indebtedness);

(c)	any Security or Quasi-Security on any assets of any person or Subsidiary of such person existing at the time such person is merged or consolidated with or into the Borrower or any Material Subsidiary and not created in contemplation of such event, provided that no such Security or Quasi-Security shall extend to any other assets of the Borrower or any Material Subsidiary;

(d)	any Security or Quasi-Security existing on any assets prior to the acquisition thereof by the Borrower or any Material Subsidiary and not created in contemplation of such acquisition, provided that no such Security or Quasi-Security shall extend to any other assets of the Borrower or any Material Subsidiary;

(e)	any Security or Quasi-Security on any assets securing indebtedness of the Borrower or any Material Subsidiary incurred or assumed for the purpose of financing all or part of the cost of engineering, constructing, installing, developing, improving, acquiring, repairing or refurbishing such assets, provided that:

(i)	no such Security or Quasi-Security shall extend to any other assets of the Borrower or any Material Subsidiary (other than any improvements thereto or proceeds thereof);

(ii)	the aggregate principal amount of all indebtedness secured by such Security or Quasi-Security on such assets shall not exceed the engineering, construction, installation, development, improvement, repair or refurbishment cost or, as the case may be, purchase price of such assets; and

(iii)	such Security or Quasi-Security attaches to such assets concurrently with the engineering, construction, installation, development, improvement, repair or refurbishing thereof or within 180 days after the acquisition thereof, as the case may be;

(f)	statutory and common law Security or Quasi-Security of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Security or Quasi-Security, in each case arising in the ordinary course of business;

(g)	easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any Material Subsidiary;

(h)	Security or Quasi-Security securing Hedging Obligations so long as such Hedging Obligations are not speculative;

(i)	pledges or deposits by the Borrower or any Material Subsidiary in connection with bids, tenders, contracts (other than for the payment of Financial Indebtedness) or leases to which the Borrower or any such Material Subsidiary is a party or to secure public or statutory obligations of the Borrower or any such Material Subsidiary or deposits or cash or government bonds to secure bid, surety or appeal bonds to which the Borrower or any such Material Subsidiary is a party, or for contested taxes or import or custom duties or for the payment of rent, in each case incurred in the ordinary course of business;

(j)	Security imposed by law, and Security in favour of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, in each case for sums not yet due or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made in respect thereof;

(k)	Security for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings, provided reserves required pursuant to IFRS have been taken on the books of the Borrower or any Material Subsidiary, as applicable;

(l)	Security in respect of a judgment not giving rise to an Event of Default so long as such Security is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(m)	Security or Quasi-Security arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that (x) such deposit account is not a pledged cash collateral account and (y) such deposit account is not intended by the Borrower or the relevant Material Subsidiary (as applicable) to provide collateral to the depository institution (and, for the avoidance of doubt, netting or set-off arrangements substantially similar to those set forth in this Agreement are permitted hereunder);

(n)	any Security or Quasi-Security created pursuant to the general terms and conditions of a bank operating in the Netherlands based on article 24 and 25 of the general terms and conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

(o)	any extension, renewal or replacement of any Security or Quasi-Security described in paragraphs (a) to (n) above, provided that:

(i)	such extension, renewal or replacement shall be no more extensive in any material respect than the original Security or Quasi-Security;

(ii)	the amount of indebtedness secured by such Security or Quasi-Security is not increased; and

(iii)	if the assets securing the indebtedness subject to such Security or Quasi-Security are changed in connection with such refinancing, extension or replacement, the fair market value of the assets is not increased;

(p)	Security or Quasi-Security arising by virtue of cash pooling activities of members of the VIP Group in the ordinary course of trading; and

(q)	any other Security or Quasi-Security (excluding any Security or Quasi-Security described in paragraphs (a) to (p) above) securing indebtedness of the Borrower or the relevant Material Subsidiary (as applicable) provided that the aggregate outstanding amount of all such indebtedness does not at any time exceed 7.5% of Total Assets;

“PJSC Group” means, at any time, PJSC VimpelCom and its Subsidiaries at such time;

“PJSC VimpelCom” means Public Joint Stock Company “Vimpel-Communications”, a public joint stock company established and existing under the laws of the Russian Federation and having its registered address at 8 Marta str., 10, bldg. 14, 127083 Moscow, Russian Federation;

“PMCL” means Pakistan Mobile Communications Limited, a company incorporated under the laws of the Islamic Republic of Pakistan with registered number 0022993 and having its registered office in Islamabad, Pakistan;

“Pre-Fall Away Guarantees” means the guarantees provided by PJSC VimpelCom in respect of the following notes issued by VimpelCom Holdings B.V. and governed by trust deeds dated 13 February 2013:

(a)	US$600,000,000 5.20% Notes due 2019;

(b)	US$1,000,000,000 5.95% Notes due 2023; and

(c)	RUB12,000,000,000 9.00% Notes due 2018;

“Pre-Fall Away Period” means the period commencing on the Signing Date and ending on the date that all of the Pre-Fall Away Guarantees are terminated and/or cease to have effect;

“Quasi-Security” means any transaction described in paragraph (b) (with respect to the Borrower or a Material Subsidiary) of clause 21.4 (Negative pledge);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for the relevant currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market for the relevant currency (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market for the relevant currency on more than one day, the Quotation Day will be the last of those days);

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks:

(a)	in relation to LIBOR as either:

(i)	if:

(A)	the Reference Bank is a contributor to the applicable Screen Rate; and

(B)	it consists of a single figure,

the rate applied to the relevant Reference Bank and the relevant currency and period which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(ii)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market;

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator;

“Reference Banks” means such banks that accept to act as Reference Banks as named by the Agent after consultation with the Borrower;

“Relevant Interbank Market” means, in relation to euro, the European interbank market, and in relation to any other currency, the London interbank market;

“Relevant Period” has the meaning given to that term in clause 20.4 (Definitions);

“Repeating Representations” means each of the representations set out in clause 18.1 (Status), clause 18.2 (Binding obligations), paragraphs (b) and (c) of clause 18.3 (Non-conflict with other obligations), clause 18.4 (Power and authority), clause 18.6 (Governing law and enforcement), clause 18.16 (Compliance with laws), paragraph (a) of clause 18.20 (Sanctions) and clause 18.21 (Centre of main interests and establishments);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Rollover Loan” means one or more Facility B Loans:

(a)	made or to be made on the same day that one or more maturing Facility B Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan(s);

(c)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the Borrower for the purpose of refinancing the maturing Facility B Loan(s);

“Sanctioned Country” means a country or territory which is, or whose government is, at any time, the subject or target of country-wide or territory-wide Sanctions;

“Sanctions” means any economic sanctions laws and regulations administered, enacted or enforced by any Sanctions Authority;

“Sanctions Authority” means any or all of:

(a)	the United States of America;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	the Netherlands;

(f)	France; or

(g)	any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Justice and Her Majesty’s Treasury (“HMT”);

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List and the List of Foreign Sanctions Evaders maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine maintained by Her Majesty’s Treasury, or any other Sanctions-related list maintained by a Sanctions Authority, each as amended, supplemented or substituted from time to time;

“Sanctions Restricted Person” means a person that is listed on or controlled by a person listed on, or acting on behalf or at the direction of a person listed on a Sanctions List, or located or resident in or organised under the laws of a Sanctioned Country or otherwise a target of Sanctions;

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Security” means a mortgage, charge, lien, pledge or other security interest securing any obligations of any person or any other agreement or arrangement having a similar effect;

“Selection Notice” means a notice substantially in the form set out in part 2 (Selection Notice applicable to a Facility A Loan) of schedule 3 (Requests) in relation to Facility A;

“Separate Loan” has the meaning given to that term in clause 7.2 (Repayment of Facility B Loans);

“Signing Date” means the date of this Agreement;

“Specified Time” means a day or time determined in accordance with schedule 8 (Timetables);

“Standard & Poor’s” means Standard & Poor’s Ratings Services;

“Subsidiary” means, with respect to any person:

(a)	a corporation more than 50% of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person;

(b)	a partnership in which such person or a Subsidiary of such person is, at the time, a general partner of such partnership; or

(c)	any other person in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has:

(i)	over a 50% ownership interest; or

(ii)	the power to elect or direct the election of a majority of the directors, members of the board of directors or other governing body of such person;

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007;

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Telenor” means Telenor ASA, a company organised and existing under the laws of Norway, with its registered address at Snarøyveien 30, N-1331 Fornebu, Norway;

“Total Assets” means:

(a)	subject to paragraph (b) below, at any time, the book value of the consolidated total assets of the VIP Group as determined by reference to the most recent consolidated balance sheet of the Borrower delivered in accordance with clause 19.1 (Financial statements) or, prior to the first delivery, to the Original Borrower Financial Statements; and

(b)	for the purposes of paragraph (b)(viii) of clause 21.5 (Disposals) and paragraph (b)(v) of clause 21.7 (Restriction on acquisitions) only, the book value of the consolidated total assets of the VIP Group as determined by reference to the most recent consolidated balance sheet of the Borrower delivered to the Agent prior to the Signing Date (which, for the purposes paragraph (b)(viii) of clause 21.5 (Disposals) shall exclude the assets attributable to the Wind Tre Group);

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments (as each such amount may be increased pursuant to clause 2.4 (Accordion option)), being US$2,108,000,000 at the Signing Date;

“Total Facility A Commitments” means the aggregate of the Facility A Commitments (as may be increased pursuant to clause 2.4 (Accordion option)) being US$527,000,000 at the Signing Date;

“Total Facility B Commitments” means the aggregate of the Facility B Commitments (as may be increased pursuant to clause 2.4 (Accordion option)) being US$1,581,000,000 at the Signing Date;

“Total Net Debt” has the meaning given to that term in clause 20.4 (Definitions);

“Tower Infrastructure” means towers and other physical structures (including, without limitation, roof sites) on which telecommunications and transmission equipment and/or other assets are placed, together with passive infrastructure and equipment relating to such assets including without limitation tower lights, lightning rods, shelters, cooling systems, power supply, generators, battery sets, alarms, cable ladders, grounding, walls and fencing, private access road and other facilities at a site, as well as interests in the real property (including without limitation site leases, guarantees and tenant leases) on which any such assets are located, but excluding, for avoidance of doubt, any such active telecommunications and transmission equipment;

“Transfer Certificate” means a certificate substantially in the form set out in part 3 (Form of Transfer Certificate) of schedule 3 (Requests) or any other form agreed between the Agent and the Borrower;

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate;

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents on the date such sum was due and payable;

“US Dollars”, “Dollars”, “USD”, “US$” and “$” denote the lawful currency of the United States of America;

“Utilisation” means a utilisation of a Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is made;

“Utilisation Request” means a notice substantially in the form set out in part 1 (Utilisation Request) of schedule 3 (Requests);

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere;

“VimpelCom Ltd.” means VimpelCom Ltd., an exempted company established and existing under the laws of Bermuda under number 43271 and whose business address is at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands and whose registered address is at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda;

“VimpelCom Ltd. Group” means, at any time, VimpelCom Ltd. and its Subsidiaries at such time;

“VIP Group” means, at any time, the Borrower and its Subsidiaries at such time; and

“Wind Tre Group” means Wind Tre Italia S.p.A (formerly 3 Italia S.p.A. and WIND Acquisition Holdings Finance S.p.A.), Wind Tre S.p.A. (formerly H3G S.p.A. and WIND Telecomunicazioni S.p.A.), Wind Retail S.a.r.l., 3Lettronica S.p.A. ,Wind Acquisition Finance S.A. any other Subsidiary of Wind Tre Italia S.p.A from time to time.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, any “Party” and any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, monies and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(v)	“know your customer” checks, procedures and requirements refer to identification checks, procedures and requirements in order to meet obligations under any anti-money laundering laws and negotiations to identify a person who is (or is to become) a customer;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other governmental, intergovernmental or supranational authority or organisation (“Governmental Authority”) (provided that such regulation, rule, official directive, request or guideline has been published or is otherwise publicly available, or the Borrower is aware of its existence);

(viii)	a provision of law is a reference to that provision as amended, replaced or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, clause and schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default is “continuing” if it has not been remedied (if it is capable of being remedied) or waived.

(f)	The phrases “other than as notified by the Borrower to the Agent before the Signing Date”, “other than as notified in writing to the Agent before the Signing Date” and substantially similar phrases means the information contained in VimpelCom Ltd.’s public filings with the US Securities and Exchange Commission in documents:

(i)	Financial Year 2015 Annual Report on Form 20-F;

(ii)	Form F-3 dated 16 September 2016;

(iii)	Form F-3 dated 30 September 2016; and

(iv)	Form 6-K dated 3 November 2016.

(g)	In this Agreement, where it relates to a Dutch entity, a reference to:

(i)	an action to authorise, where applicable, includes without limitation:

(A)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(B)	obtaining unconditional positive advice (advies) from each competent works council;

(ii)	a liquidation, bankruptcy, winding up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(iii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iv)	insolvency includes a bankruptcy, moratorium and emergency regulation (noodregeling);

(v)	a liquidator or trustee includes a curator;

(vi)	a receiver or an administrative receiver does not include a curator or bewindvoerder;

(vii)	an administrator includes a bewindvoerder;

(viii)	“security interest” includes any mortgage (hypotheek), pledge (pandrecht), financial collateral agreement (financiëlezekerheidsovereenkomst), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijke zekerheid); and

(ix)	an attachment includes a beslag.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any of the foregoing, the consent of a person who is not a Party is not required to rescind or modify this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower during the Availability Period:

(a)	a multicurrency term loan facility in an aggregate principal amount equal to the Total Facility A Commitments; and

(b)	a multicurrency revolving loan facility in an aggregate principal amount equal to the Total Facility B Commitments.

2.2	Extension Option - Facility B

(a)	The Borrower may, by giving notice to the Agent (the “First Extension Request”) not less than 45 days and not more than 75 days prior to the date falling one year after the Signing Date, request that the Maturity Date for Facility B be extended to the date falling four years after the Signing Date.

(b)	The Borrower may, by giving notice to the Agent (the “Second Extension Request”) not less than 45 days and not more than 75 days prior to the date falling two years after the date of the Signing Date, request that the Maturity Date for Facility B:

(i)	with respect to Lenders who have agreed to the First Extension Request, be extended for a further period of one year to the date falling five years after the Signing Date; or

(ii)	with respect to Lenders who have not agreed to the First Extension Request, be extended for a period of either:

(A)	one year to the date falling four years after the Signing Date; or

(B)	two years to the date falling five years after the Signing Date.

(c)	The Agent shall promptly notify the Lenders upon receipt by the Agent of the First Extension Request and the Second Extension Request (each an “Extension Request”).

(d)	Each Lender may, in its sole discretion, agree to any Extension Request by notifying the Agent in writing and the Agent shall promptly notify the Borrower of each such response. Each Lender that agrees to an Extension Request (each an “Extending Lender”) by the date specified by the Borrower in the relevant Extension Request (which date shall be no earlier than the date falling 10 Business Days after the date of receipt by the Lenders of the relevant Extension Request) (the “Relevant Extension Deadline”), will extend its Facility B Commitment for a further period of one year or two years (as applicable) from the then applicable Maturity Date and the Maturity Date with respect to the Facility B Commitment of that Extending Lender will be extended accordingly, provided that on such date:

(i)	no Default is continuing or would occur as a result of the Extension Request; and

(ii)	the Repeating Representations are true in all material respects.

(e)	If any Lender fails to reply to an Extension Request on or before the Relevant Extension Deadline, it will be deemed to have refused that Extension Request and its portion of the Facility B Commitments will not be extended.

(f)	If one or more (but not all) of the Lenders agree to an Extension Request by the Relevant Extension Deadline, then the Agent must, promptly following the Relevant Extension Deadline, notify the Borrower as to which Lenders have agreed to such Extension Request and which Lenders have not agreed to such Extension Request.

(g)	The Borrower shall pay to a relevant Extending Lender an extension fee on the Amount extended pursuant to the relevant Extension Request in the amount agreed between the Borrower and that Extending Lender at the time of an extension of the Maturity Date for Facility B pursuant to this clause 2.2.

(h)	At any time when more than one Maturity Date is applicable to the Facility B Commitments of the Lenders:

(i)	references to the “Maturity Date” shall be construed as references to the “applicable Maturity Date”;

(ii)	if, but for this clause 2.2, a Lender (a “Non-Extending Lender”) would be obliged to participate in a Loan the term of which would end after the Maturity Date applicable to it, it shall not be obliged to participate in that Loan and the participations in that Loan of each Lender which is not a Non-Extending Lender will be calculated ignoring the Available Commitments of the Non-Extending Lender; and

(iii)	the Borrower shall ensure that all amounts (if any) in respect of such Non-Extending Lender’s Commitment which are outstanding under the Finance Documents applicable to that Non-Extending Lender are paid or repaid in full on the Maturity Date applicable to that Non-Extending Lender.

2.3	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of clause 8.7 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	clause 8.1 (Illegality); or

(B)	paragraph (a) of clause 8.7 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(1)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(2)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(3)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(4)	the Commitments of the other Lenders shall continue in full force and effect; and

(5)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Borrower shall, promptly on demand, pay the Agent the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this clause 2.3.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 23.3 (Assignment or transfer fee) if the increase was a transfer pursuant to clause 23.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)	clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.3 in relation to an Increase Lender as if references in that clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4	Accordion option

(a)	The Borrower may, by delivery to the Agent of a duly completed Accordion Increase Request, request that the Total Commitments be increased (and the Total Commitments shall be so increased) as described in, and in accordance with, this clause 2.4.

(b)	The increase in the Total Commitments requested in an Accordion Increase Request is subject to the following conditions:

(i)	the increased Commitments will be assumed by one or more banks, financial institutions, trusts, funds or other entities (each an “Accordion Increase Lender”) selected by the Borrower and acceptable to the Agent (acting reasonably) which shall become a Party as a Lender;

(ii)	the increased Commitments shall take the form of increased Facility A Commitments equal to 25% of the amount by which the Total Commitments have increased and increased Facility B Commitments equal to 75% of the amount by which the Total Commitments have increased;

(iii)	the Agent receives the Accordion Increase Request no later than 10 Business Days before the proposed Accordion Increase Date;

(iv)	the Accordion Increase Date is a date falling no later than 12 months after the date of this Agreement;

(v)	the Accordion Increase Amount is a maximum aggregate amount of US$150,000,000 (when combined with any other increase in the Total Commitments pursuant to this clause 2.4) or any greater amount agreed to by all the Lenders;

(vi)	no amendment shall be made to the Maturity Date;

(vii)	no Default is continuing or would result from the proposed increase, in each case on the date of the Accordion Increase Request or the Accordion Increase Date;

(viii)	in respect of each Accordion Increase Lender:

(A)	the Agent has received and executed a duly completed Accordion Increase Confirmation from that Accordion Increase Lender; and

(B)	in relation to an Accordion Increase Lender which is not already a Lender on the date of the Accordion Increase Confirmation, the Agent has performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the additional Commitments by that Accordion Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Accordion Increase Lender; and

(ix)	the Accordion Increase Lender(s) agree(s) to assume additional Commitments in an aggregate amount equal to the Accordion Increase Amount.

(c)	The increase in the Total Commitments and the assumption of the additional Commitments by the Accordion Increase Lenders will take effect on the date (the “Accordion Increase Date”) which is the later of:

(i)	the date specified by the Borrower in the Accordion Increase Request; and

(ii)	the date on which all of the conditions described in paragraph (b) above have been met.

(d)	On and from the Accordion Increase Date:

(i)	the Total Commitments will be increased by the Accordion Increase Amount (in aggregate and comprising the increased Facility A Commitments and increased Facility B Commitments in the proportions set out in paragraph (b)(ii) above);

(ii)	each Accordion Increase Lender will assume all the obligations of a Lender in respect of the additional Commitments specified in the Accordion Increase Confirmation of that Accordion Increase Lender;

(iii)	the Borrower and each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender;

(iv)	each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall become a Party as a “Lender” and any such Accordion Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender;

(v)	the Commitments of the other Lenders shall continue in full force and effect;

(vi)	where there is an increase in the Total Commitments and there are one or more Loans outstanding on the Accordion Increase Date, the Accordion Increase Lender shall pay to the Agent, for distribution to the other Lenders on the last day of the Interest Period applicable to that Loan, such amount as is required to ensure that the amount of each Lender’s participation in each such Loan will be equal to the proportion borne by such Lender’s Facility A Commitment (in the case of an outstanding Facility A Loan) or Facility B Commitment (in the case of an outstanding Facility B Loan) in relation to the Total Facility A Commitments or Total Facility B Commitments respectively (taking into account, in each instance, the Accordion Increase Amount). For the avoidance of doubt, no distribution of monies to any Lender under this clause 2.4(d)(vi) shall constitute a repayment or prepayment of any Loan or cancellation of any Commitment.

(e)	Each Accordion Increase Lender, by executing the Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)	The Borrower shall, on the Accordion Increase Date, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 23.3 (Assignment or transfer fee) if the increase was a transfer pursuant to clause 23.5 (Procedure for transfer) and the Borrower shall promptly on demand pay to the Agent the amount of all documented costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in under this clause 2.4.

(g)	The Borrower shall pay to an Accordion Increase Lender a fee in the amount and at the times agreed between the Borrower and the Accordion Increase Lender in a letter between the Borrower and the Accordion Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)	No Lender shall be under any obligation to execute any Accordion Increase Confirmation.

(i)	There shall be no more than three Accordion Increase Dates.

(j)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.4 in relation to an Accordion Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Accordion Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.5	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under each Facility towards its general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless:

(i)	the Agent has received all of the documents and other evidence listed in schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall so notify the Borrower and the Lenders promptly upon being so satisfied; and

(ii)	all representations and warranties made by the Borrower in the Finance Documents are true in all respects as at the Signing Date.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 4.1(a), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of any Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default has occurred and is continuing or would result from the making of the requested Loan; and

(ii)	the Repeating Representations to be made by the Borrower are true in all material respects.

(b)	The Lenders will only be obliged to comply with clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is euro or has been approved by the Agent (in its own right and separately acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If the Agent has received a written request from the Borrower for a currency to be approved under clause 4.3(a)(ii), the Agent will confirm to the Borrower by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than four Facility A Loans would be outstanding.

(b)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 Facility B Loans would be outstanding.

(c)	Any Separate Loan or any Loan made by a single Lender under clause 6.2 (Unavailability of a currency) shall not be taken into account in this clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the requested Utilisation complies with clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with clause 10 (Interest Periods); and

(v)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum amount of US$25,000,000 for Facility A and US$25,000,000 for Facility B or in either case, if less, the Available Facility;

(ii)	if the currency selected is euro, a minimum amount of EUR 25,000,000 for Facility A and EUR 25,000,000 for Facility B or in either case, if less, the Available Facility;

(iii)	if the currency selected is an Optional Currency other than euro, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to clause 4.3(b)(ii) or, if less, the Available Facility; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through such Lender’s Facility Office.

(b)	The amount of each Lender’s participation in each Loan under a Facility will be equal to the proportion borne by such Lender’s Available Commitment under that Facility to the relevant Available Facility immediately prior to making that Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall promptly notify each Lender of the amount of each Loan (including, for the avoidance of doubt, the currency and the Base Currency Amount of that Loan) and the amount of such Lender’s participation in that Loan and in the case of a Facility B Loan and if different, the amount of that participation to be made available in accordance with clause 28.1 (Payments to the Agent) in each case by the Specified Time.

5.5	Cancellation of Commitments

(a)	The Facility A Commitments which, at the time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at the time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

(a)	The Borrower shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Facility A Loan made to it) in a Selection Notice.

(b)	If the Borrower fails to issue a Selection Notice in relation to a Facility A Loan, the Loan will remain denominated for its next Interest Period in the same currency as that in which it is denominated pursuant to clause 6.1(a) for its current Interest Period.

(c)	If the Borrower issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day and with the rate of interest applying to the Loan for any such Interest Periods remaining the existing rate) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent (and the Agent acknowledges receipt of such notification) that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent (and the Agent acknowledges receipt of such notification) that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Change of currency

(a)	If a Facility A Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	the Borrower shall repay the Loan on the last day of the first Interest Period in the currency in which it was denominated, pursuant to this clause 6, for that Interest Period; and

(iv)	(subject to clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with clause 6.5 (Agent’s calculations).

(b)	Any repayment or re-advance made pursuant to this clause 6.3 shall not constitute a repayment or re-advance for the purposes of any other provision of this Agreement. For example a re-advance to the Borrower by a Lender under this clause 6.3 shall not constitute a re-borrowing of Facility A which would otherwise be in breach of 7.1(c).

6.4	Same Optional Currency during successive Interest Periods

(a)	Subject to clause 6.4(c), if a Facility A Loan is to be denominated, pursuant to this clause 6, in the same Optional Currency during two or more successive Interest Periods, the Agent shall calculate the amount of the Facility A Loan in the Optional Currency for the latest of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility A Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to clause 6.4(b)):

(i)	if the amount calculated is less than the amount of that Facility A Loan in the Optional Currency during the first Interest Period that applied to that Facility A Loan following its conversion into the relevant Optional Currency (adjusted to take into account any payments made pursuant to this clause 6.4(a)), promptly notify the Borrower and the Borrower shall pay, on the last day of the preceding Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period that applied to that Facility A Loan following its conversion into the relevant Optional Currency (adjusted to take into account any payments made pursuant to this clause 6.4(a)), promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the preceding Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to clause 6.4(a) shows that the amount of the Facility A Loan in the Optional Currency for the latest Interest Period converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than five per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to clause 6.4(a)), no notification shall be made by the Agent and no payment shall be required under clause 6.4(a).

(c)	This clause 6.4 shall not apply to any Facility A Loan which remains drawn in the currency in which it was drawn on its Utilisation Date, and such currency has not changed since its Utilisation Date.

6.5	Agent’s calculations

(a)	All calculations made by the Agent pursuant to this clause 6 will take into account any repayment, prepayment, consolidation or division of Facility A Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to clause 6.5(a), be determined in accordance with clause 5.4(b).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Facility A Loans

(a)	The Borrower shall repay the aggregate Facility A Loans in equal quarterly instalments on each Facility A Repayment Date. The equal quarterly instalments for a Facility A Loan shall be calculated with reference to the currency in which that Facility A Loan was drawn on its Utilisation Date, unless such currency has changed since its Utilisation Date, in which case the remaining equal quarterly instalments for that Facility A Loan shall, following such currency change, be calculated with reference to the Base Currency.

(b)	Any amount of any Facility A Loan still outstanding on its Maturity Date shall be repaid in full on that date.

(c)	The Borrower may not reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

(a)	Subject to paragraph (b) below, the Borrower shall repay each Facility B Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Facility B Loans are made available to the Borrower:

(A)	on the same day that a maturing Facility B Loan is due to be repaid by the Borrower;

(B)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part, for the purpose of refinancing the maturing Facility B Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender’s participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans, the aggregate amount of the new Facility B Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan respectively so that:

(A)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

(1)	the Borrower will only be required to make a payment under clause 28.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility B Loan and that Lender will not be required to make a payment under clause 28.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

(B)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

(1)	the Borrower will not be required to make a payment under clause 28.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under clause 28.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender’s participation in the maturing Facility B Loans and the remainder of that Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility B Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Facility B Loans then outstanding will be automatically extended to the Maturity Date applicable to Facility B and will be treated as separate Facility B Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	If the Borrower makes a prepayment of a Facility B Loan pursuant to clause 8.4 (Voluntary prepayment of Facility B Loans), the Borrower may prepay an outstanding Separate Loan by giving not less than five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Facility B Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If:

(a)	it is or becomes unlawful in any applicable jurisdiction for a Lender; or

(b)	any applicable Sanctions (including, without limitation, those issued by a Sanctions Authority in the United States of America in relation to processing of US dollar payments) would be breached were a Lender, to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, unless the position has been remedied such that it is no longer unlawful or in breach of applicable Sanctions:

(A)	that Lender may promptly notify the Agent upon becoming aware of that event with reasonable details of the basis of such occurrence and the particular laws or Sanctions giving rise to the occurrence (and the Agent shall promptly notify the Borrower with the same level of detail);

(B)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s participation in any outstanding Loan(s) on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the Loans repaid.

8.2	Mandatory prepayment – change of control, unlawfulness

(a)	If there is a Mandatory Prepayment Event:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund its participation in a Utilisation; and

(iii)	if any Lender so requires (and irrespective of whether the Borrower has given notice under paragraph (a)(i)), the Agent shall, by not less than five Business Days’ notice to the Borrower, cancel that Lender’s Commitment and declare the participation of that Lender in the outstanding amount of each Loan, together with accrued interest and all other amounts outstanding under the Finance Documents which are owed to that Lender, immediately due and payable, whereupon that Lender’s Commitment will be cancelled and all such outstanding amounts will become immediately due and payable, provided that, other than in respect of a Mandatory Prepayment Event under paragraph (b)(ii) (Unlawfulness) below, if a Lender has not exercised its rights under this paragraph (a)(iii) within 60 Business Days after the Borrower has notified the Agent of the occurrence of such Mandatory Prepayment Event, such rights of that Lender shall terminate with respect to that Mandatory Prepayment Event.

(b)	In this clause 8.2 “Mandatory Prepayment Event” means any of the following events or circumstances:

(i)	Change of control – Borrower

Any person or group of persons (except for a Designated Person) acting in concert, directly or through one or more intermediaries, acquires beneficial or legal ownership of or control over:

(A)	shares entitling the holder to vote for the election of a majority of directors to the Board of Directors of the Borrower; or

(B)	more than 50% of the voting share capital of the Borrower.

“Designated Person” means:

(a)	Telenor or any Subsidiary thereof;

(b)	LetterOne Group or any Subsidiary thereof;

(c)	any person in which Telenor (or any Subsidiary thereof) and the LetterOne Group (or any Subsidiary thereof) (whether individually or collectively) directly or indirectly own or owns more than 50% of the share capital; or

(d)	any reputable international telecommunications operator which is rated (immediately after gaining ownership or control of the Borrower) at least BBB+ by Standard & Poor’s or at least Baa1 by Moody’s or at least BBB+ by Fitch.

With respect to any entity described in paragraph (d) above, the Borrower shall provide the Agent and each Lender with the requisite “know your customer” or similar checks under all applicable laws and regulations prior to completion of any such change of control, and, if such an entity does not satisfy such checks for a Lender, with the checks administered in accordance with its customary practice, the Lender may elect not to treat the entity as a Designated Person and may elect to exercise its rights under clause 8.2(a) (Mandatory prepayment – change of control, unlawfulness).

(ii)	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

(c)	Notwithstanding clause 34.2 (Exceptions), any term of this clause 8.2 may be amended or waived with the consent of the Majority Lenders and any such amendment shall be binding on all Parties.

8.3	Voluntary prepayment of Facility A Loans

(a)	Subject to the terms of this clause 8.3, the Borrower may prepay the whole or any part of any Facility A Loan, provided that it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice.

(b)	Any prepayment of a Facility A Loan in part under this clause 8.3 must reduce the Base Currency Amount of that Facility A Loan (or, if more than one Facility A Loan is being prepaid at the same time, those Facility A Loans in aggregate) by a minimum amount of US$10,000,000 (or, if lower, the remaining amount of that Facility A Loan (or aggregate amount of those Facility A Loans as the case may be) outstanding at such time).

(c)	A Facility A Loan may only be prepaid after the last day of the Availability Period for Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

(d)	Any prepayment under this clause 8.3 shall satisfy the obligations under clause 7.1 (Repayment of Facility A Loans) and shall be applied pro rata against the remaining scheduled quarterly instalments.

8.4	Voluntary prepayment of Facility B Loans

(a)	Subject to the terms of this clause 8.4 the Borrower may prepay the whole or any part of any Facility B Loan, provided that it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice.

(b)	Any prepayment of a Facility B Loan in part under this clause 8.4 must reduce the Base Currency Amount of that Facility B Loan (or, if more than one Facility B Loan is being prepaid at the same time, those Facility B Loans in aggregate) by a minimum amount of US$10,000,000 (or, if lower, the remaining amount of that Facility B Loan (or aggregate amount of such Facility B Loans as the case may be) outstanding at such time).

8.5	Voluntary cancellation

(a)	Subject to the terms of this clause 8.5, the Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part of an Available Facility.

(b)	Any cancellation of the part of an Available Facility under this clause 8.5 must be in a minimum amount of US$25,000,000 (or, if lower, the remaining Available Facility).

(c)	Any cancellation of an Available Facility under this clause 8.5 shall reduce the Commitments of the Lenders rateably under that Available Facility.

8.6	Prepayment and cancellation in case of Default

(a)	If a Default (other than an Insolvency Default) has occurred and is continuing and the Facilities have not already been accelerated under paragraph (a) of clause 22.15 (Acceleration), the Borrower may provide the Agent with written notice of its intention to prepay all the Loans in full under this clause 8.6.

(b)	If the Borrower delivers a notice under paragraph (a) above, all Commitments of the Lenders shall be immediately and automatically cancelled in full, and the Borrower shall prepay all the Loans in full on or prior to the day falling five Business Days after the date of such notice.

8.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with clause 8.7(d).

(b)	On receipt of a notice of cancellation referred to in clause 8.7(a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of any Interest Period which ends after the Borrower has given notice of cancellation under clause 8.7(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans together with accrued interest and all other amounts outstanding under the Finance Documents which are owed to that Lender.

(d)	If:

(i)	any of the circumstances set out in clause 8.7(a) apply to a Lender; or

(ii)	the Borrower becomes obliged to pay any amount in accordance with clause 8.1 (Illegality) to any Lender,

the Borrower may, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant and subject to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to clause 8.7(d) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under clause 8.7(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 8.7(d) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in clause 8.7(e)(iv) as soon as reasonably practicable following delivery of a notice referred to in clause 8.7(d) and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(g)

(i)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

8.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to clause 2.3 (Increase) and clause 2.4 (Accordion option), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	Any cancellation, prepayment or repayment of a Loan shall be made in the currency of that Loan.

(h)	If the Agent receives a notice under this clause 8, it shall promptly notify either the Borrower or the affected Lender, as appropriate. If a Lender requires prepayment of its participation in the Loans pursuant to paragraph (a)(iii) of clause 8.2 (Mandatory prepayment – change of control, unlawfulness), the Agent shall so notify the other Lenders.

(i)

If all or part of any Lender’s participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the Base

Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.9	Application of prepayments

Any prepayment of a Loan pursuant to clause 8.3 (Voluntary prepayment of Facility A Loans), clause 8.4 (Voluntary prepayment of Facility B Loans) or clause 8.6 (Prepayment and cancellation in case of Default) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR.

9.2	Calculation of Margin

(a)	On the Signing Date, the Margin for any Facility A Loan shall be 2.75 per cent. per annum and the Margin in relation to any Facility B Loan shall be 2.25 per cent. per annum.

(b)	Subject to paragraphs (c) to (e) below, the Margin for a Facility shall be the percentage rate per annum specified for that Facility opposite, and adjusted by reference to, the relevant Total Net Debt to EBITDA ratio of VimpelCom Ltd. (as evidenced in the Compliance Certificate for the most recent period and set of consolidated financial statements of VimeplCom Ltd. in respect thereof received by the Agent pursuant to clause 19 (Information undertakings)) in the following table:

Total Net Debt to EBITDA of VimpelCom Ltd.	Facility A Margin % per annum	Facility B Margin % per annum
Less than or equal to 1.5 : 1	2.25	1.75
Greater than 1.5 : 1 but less than or equal to 2.0 : 1	2.50	2.00
Greater than 2.0 : 1 but less than or equal to 2.5 : 1	2.75	2.25
Greater than 2.5 : 1 but less than or equal to 3.0 : 1	3.00	2.50
Greater than 3.0 : 1	3.50	3.00

(c)	Any adjustment to the Margin under paragraph (b) above shall take effect on the third Business Day immediately following the date that the Compliance Certificate and set of financial statements in respect thereof is received by the Agent.

(d)	If the Borrower does not provide a Compliance Certificate and set of financial statements in respect thereof for VimpelCom Ltd. within the time period required by this Agreement, the Margin in relation to any Facility A Loan shall equal 3.50 per cent. per annum and the Margin in relation to any Facility B Loan shall be 3.00 per cent. per annum from the latest date such Compliance Certificate and financial statements were required to be provided until the date such Compliance Certificate and financial statements are provided.

(e)	While an Event of Default is continuing, the Margin in relation to any Facility A Loan shall equal 3.50 per cent. per annum and the Margin in relation to any Facility B Loan shall be 3.00 per cent. per annum.

9.3	Payment of interest

The Borrower shall pay accrued interest on each Loan, in the currency of that Loan, on the last day of each Interest Period and, if the Interest Period is longer than six Months, on dates falling at six monthly intervals after the first day of the Interest Period.

9.4	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2% and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 9.4 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2% and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest

(a)	The Agent shall promptly on the relevant Quotation Day notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly on the first day of each Interest Period notify the Borrower of the amount of the interest payable for such Interest Period, provided that any failure by the Agent to notify the Borrower of any such amount, or any error in so notifying, shall not relieve the Borrower of, nor in any way affect, its obligations under this Agreement.

(c)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	Subject to this clause 10, the Borrower may select an Interest Period of:

(i)	(in relation to Facility A) three Months; and

(ii)	(in relation to Facility B) one, three, or six Months,

or of any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(d)	An Interest Period for a Loan shall not extend beyond the Maturity Date applicable to its Facility.

(e)	Each Interest Period for a Facility A Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(f)	Each Interest Period for a Facility A Loan shall, to the extent it would otherwise extend beyond a Facility A Repayment Date, end on such Facility A Repayment Date.

(g)	A Facility B Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Facility A Loans

(a)	If at any time more than one Facility A Loan is outstanding, the first Interest Period of any second or subsequent Facility A Loan shall end on the same date as the first Facility A Loan’s Interest Period.

(b)	Subject to clause 10.3(c), if two or more Interest Periods:

(i)	relate to Facility A Loans in the same currency made to the Borrower; and

(ii)	end on the same date,

those Facility A Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(c)	Subject to clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period of a Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to clause 11.1(b), either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR or, if applicable EURIBOR for:

(i)	the currency of that Loan; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR shall be the Historic Screen Rate for that Loan.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If clause 11.1(c) applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)	Reference Bank Rate: If clause 11.1(d) applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to clause 11.1(b), revert to its previous length and the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)	Cost of funds: If clause 11.1(e) applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR for that Loan and clause 11.3 (Market disruption) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate

(a)	Subject to clause 11.2(b), if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 11:00am on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that such Lender shall provide reasonably detailed calculations of its determination to the Agent and the Borrower.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the Base Currency (or, if applicable, EURIBOR) for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of obtaining matching deposits in the wholesale market for the relevant currency would be in excess of LIBOR (or, if applicable, EURIBOR).

(c)	If this clause 11.3 applies but any Lender does not supply a quotation by the time specified in clause 11.3(a)(ii) the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

11.4	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.5	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate specifying in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue and, promptly upon receipt of such certificate, the Agent shall provide a copy thereof to the Borrower.

12.	FEES

12.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee during the Availability Period computed at the rate of:

(i)	35 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	35 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B,

as a commission for that Lender holding its Available Commitment.

(b)	The commitment fee will be calculated on a daily basis, will accrue from (and including) the Signing Date and is payable in arrear on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if a Lender’s Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	Any commitment fee in respect of a Lender’s Commitment shall be payable in the Base Currency.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Facility fee

The Borrower shall pay to the Agent (for the account of the Mandated Lead Arrangers, or as the case may be, a Lender) or direct to each Mandated Lead Arranger, or as the case may be, Lender, facility fees in the amounts and at the times agreed in the Facility Fee Letters.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letter.

12.4	Utilisation fee - Facility B

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of, on any day on which the aggregate outstanding Facility B Loans are:

(i)	greater than 0 per cent., but less than or equal to 33 per cent. of the Total Facility B Commitments, 0.15 per cent. per annum on the aggregate principal amount of such Facility B Loans then outstanding;

(ii)	greater than 33 per cent., but less than or equal to 66 per cent., of the Total Facility B Commitments, 0.25 per cent. per annum on the aggregate principal amount of such Facility B Loans then outstanding; or

(iii)	greater than 66 per cent. of the Total Facility B Commitments, 0.50 per cent. per annum of the aggregate principal amount of such Facility B Loans then outstanding.

(b)	The accrued utilisation fee is payable quarterly in arrear on the last day of each successive period of three Months, on the Maturity Date and, if cancelled in full, at the time the cancellation of a Lender’s Facility B Commitment is effective or, if later, the last day on which any such Lender’s participation in the Facility B Loans becomes repayable.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Bank Levy” means:

(i)	the Netherlands bank levy as set out in the bank levy act (Wet bankenbelasting) and the UK bank levy as set out in the Finance Act 2011; and

(ii)	any levy, fee or tax of a similar nature to such bank levy referred to in paragraph (i) imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions in each case as in force as at the date of this Agreement.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 13, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments required to be made by it under the Finance Documents to the Finance Parties without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower to the applicable Finance Party shall be increased to an amount which (after the making of any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) or other evidence reasonably satisfactory to that Finance Party showing that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party (acting reasonably) determines has been suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	under the laws of the Netherlands to the extent such Tax becomes payable as a result of such Finance Party having a substantial interest (aanmerkelijk belang) in the Borrower as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up);

(B)	relates to a FATCA Deduction required to be made by a Party;

(C)	arises on account of the Bank Levy; or

(D)	is suffered or incurred with respect to the Bank Levy (or any payment attributable to, or liability arising as a consequence of the Bank Levy).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent in reasonable detail of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this clause 13.3, notify the Agent.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay promptly an amount to that the Borrower which that Finance Party determines will leave the Finance Party (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, save for any stamp duty, registration or other similar taxes payable in respect of an assignment or transfer by a Finance Party or any of its rights or obligations under a Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, that Party shall pay to the Finance Party (or directly to the appropriate tax authority, if so required by law) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (upon the receipt of an appropriate VAT invoice issued by such Finance Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an amount equal to the amount of VAT upon the receipt of an appropriate VAT invoice issued by the Recipient. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply upon the receipt of an appropriate VAT invoice issued by the Recipient but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay or indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

(d)	Any reference in this clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes (including but not limited to a fiscale eenheid, as defined in Article 7 Dutch Value Added Tax Act 1968 (Wet op de omzetbelasting 1968)), include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply under the grouping rules (as provided in Article 11 of the Council Directive 2006/112/EC, as amended or as implemented by a member state of the European Union).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, agreement or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and paragraph (a)(iii) shall not require any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14. INCREASED COSTS

14.1	Increased Costs

(a)	Subject to clause 14.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)	For purposes of this clause 14 only, the construction of the term “regulation” as set out in clause 1.2 (Construction) shall be modified by deleting the phrase “(having the force of law)” and adding the phrase “(whether or not having the force of law)” after the word “guideline”.

14.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate specifying in reasonable detail the amount of its Increased Costs and, promptly upon receipt of such certificate, the Agent shall provide a copy thereof to the Borrower.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV which law or regulation is existing as of the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vi)	attributable to the Bank Levy.

(b)	In this clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 13.1 (Definitions).

15. OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting in such capacity and acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	at any time after the occurrence of an Event of Default which is continuing, instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.4	All risks indemnity

(a)	The Borrower hereby indemnifies and agrees to hold harmless each of the Finance Parties from and against any and all claims, damages, losses, liabilities, costs, legal expenses and expenses (together “Losses”), properly incurred by or awarded against the relevant Finance Party, in each case arising out of or in connection with any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced in relation to the Finance Documents (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of each Facility.

(b)	This indemnity shall apply whether or not such claim, investigation, litigation or proceeding is brought by the Borrower or any of the Borrower’s shareholders or creditors, except to the extent such Losses are found to have resulted from such Finance Party’s fraud, gross negligence or wilful misconduct or its breach of any Finance Document. A Finance Party seeking indemnification under this indemnity in respect of a particular event shall not, without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to entry of any judgment or otherwise seek to terminate any claim which may give rise to liability of the Borrower under this indemnity in respect of that event (unless consulting with the Borrower or obtaining its consent in relation to any of the foregoing would violate applicable law or regulation, or any ruling or written directive from any Governmental Authority).

16. MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), 13 (Tax gross-up and indemnities) or 14.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it (provided that incurrence of immaterial administrative costs and expenses shall not for these purposes be considered prejudicial).

17. COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and arranging of any Finance Document, subject in all cases to any caps that have been agreed with the Borrower on or before the date of this Agreement.

17.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this clause 18 to each Finance Party on the Signing Date.

18.1	Status

(a)	The Borrower is a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), duly established, registered and validly existing under the laws of the Netherlands.

(b)	The Borrower has the corporate power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by the Borrower in the Finance Documents to which it is a party are legal, valid, binding and enforceable obligations, subject to insolvency and other laws affecting creditors’ rights generally, principles of equity and any other general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation).

18.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of the Borrower; or

(c)	any other agreement or instrument binding upon the Borrower or any assets of the Borrower, breach of which would be reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

The Borrower has the corporate power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Authorisations

All Authorisations required:

(a)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	for the Borrower to carry on its business; and

(c)	to make the Finance Documents to which the Borrower is party admissible in evidence in the Netherlands or England (whether in arbitration proceedings or otherwise),

have been obtained or effected and are in full force and effect except where failure to obtain or effect such Authorisations would not be reasonably likely to have a Material Adverse Effect.

18.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Netherlands.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Netherlands.

18.7	No bankruptcy proceedings

Neither the Borrower nor any Material Subsidiary has taken any corporate action nor have any formal legal steps been taken or legal proceedings been started against the Borrower or any Material Subsidiary for:

(a)	its liquidation or bankruptcy or the appointment of a liquidator or a liquidation commission, temporary manager, administrative manager, external manager, bankruptcy manager or a similar officer of the Borrower or Material Subsidiary;

(b)	the institution of supervision, financial rehabilitation, external management or bankruptcy management or similar process in respect of the Borrower or a Material Subsidiary; or

(c)	any analogous act in respect of the Borrower or a Material Subsidiary in any other jurisdiction.

18.8	Solvency

(a)	Neither the Borrower nor any Material Subsidiary is unable or admits or has admitted its inability to pay its debts or has suspended making payment on its debts generally.

(b)	Neither the Borrower nor any Material Subsidiary by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	The value of the assets (as determined in accordance with IFRS) of each of the Borrower and the Material Subsidiaries is not less than its liabilities (as determined in accordance with IFRS, and taking into account contingent and prospective liabilities to the extent required to be recognised under IFRS, but excluding guarantees given in respect of indebtedness of the Borrower and without double counting).

(d)	No moratorium has been or may, in the reasonably foreseeable future, be declared in respect of any indebtedness of the Borrower or any Material Subsidiary.

18.9	Deduction of Tax

The Borrower is not required under the laws of the Netherlands to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

18.10	No filing or stamp taxes

Under the laws of the Netherlands, it is not necessary that the Finance Documents to which the Borrower is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for court registration fees in connection with any enforcement proceedings in such court.

18.11	No default

(a)	No Event of Default has occurred and is continuing and no Event of Default might reasonably be expected to result from the making of any Utilisation.

(b)	No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or any Material Subsidiary, or to which the assets of the Borrower or any Material Subsidiary are subject, which might have a Material Adverse Effect.

18.12	No misleading information

All material written information (as supplemented from time to time) that has been made available to the Finance Parties by the Borrower or any of its representatives prior to the Signing Date in connection with the transactions contemplated by the Finance Documents is complete and correct in all material respects as at the date at which it was stated or provided and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

18.13	Financial statements

(a)	The Original VimpelCom Ltd. Financial Statements were prepared in accordance with IFRS consistently applied throughout the periods involved.

(b)	The Original PJSC VimpelCom Financial Statements were prepared in accordance with IFRS consistently applied throughout the periods involved.

(c)	The Original Borrower Financial Statements were prepared in accordance with IFRS consistently applied throughout the periods involved.

(d)	The Original VimpelCom Ltd. Financial Statements and the Original PJSC VimpelCom Financial Statements fairly present in all material respects the consolidated financial position of the VimpelCom Ltd. Group and the PJSC Group, respectively, and the Original Borrower Financial Statements fairly present in all material respects the consolidated financial position of the Borrower and the VIP Group, in each case as at the dates at which they were prepared.

(e)	There has been no material adverse change in the business, financial condition or operations of the VIP Group (taken as a whole), since the date of the Original Vimpelcom Ltd. Financial Statements.

18.14	Pari passu ranking

The claims of the Finance Parties against the Borrower under the Finance Documents to which the Borrower is a party rank at least pari passu with the claims of all the Borrower’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15	No proceedings pending

Other than as notified by the Borrower to the Agent prior to the Signing Date, no litigation, arbitration, investigative or administrative proceedings of or before any court, arbitral body or agency have, to the best of its knowledge and belief (after due and careful enquiry), been started against the Borrower or any Material Subsidiary which are reasonably likely to be adversely determined, and if adversely determined would be reasonably likely to have a Material Adverse Effect.

18.16	Compliance with laws

Other than as notified in writing to the Agent prior to the Signing Date, the Borrower is conducting its business and operations in compliance with all laws and regulations and all directives of any government agency having legal force applicable or relevant to it, excluding any such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

18.17	No Security

There is no Security or Quasi-Security existing over any assets of the Borrower except for Permitted Security.

18.18	Works Council

No works council (ondernemingsraad) advice in relation to the entry into and performance of the Finance Documents is required.

18.19	Anti-corruption law

To the best of its knowledge and belief (after due and careful enquiry), the Borrower is conducting its businesses in all material respects in accordance with VimpelCom Ltd.’s Code of Conduct and applicable laws and regulations concerning the prevention of bribery and corruption (including but not limited to legislation implemented in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).

18.20	Sanctions

(a)	The Borrower is not, and none of the directors or other officers of the Borrower is, a Sanctions Restricted Person.

(b)	Save as disclosed to the Facility Agent in writing prior to the date of this Agreement, no member of the VIP Group and none of the directors or other officers of any member of the VIP Group is a Sanctions Restricted Person.

18.21	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of the Borrower is situated in the Netherlands and the Borrower does not have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

18.22	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force (unless indicated otherwise).

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	the audited consolidated financial statements for that financial year of the Borrower;

(ii)	the audited consolidated financial statements for that financial year of VimpelCom Ltd.; and

(iii)	during the Pre-Fall Away Period only, the audited consolidated financial statements for that financial year of PJSC VimpelCom;

(b)	as soon as the same become available, but in any event within 90 days after the end of each of its first three financial quarters of each year:

(i)	the unaudited consolidated financial statements for that financial quarter of the Borrower;

(ii)	the unaudited consolidated financial statements for that financial quarter of VimpelCom Ltd.; and

(iii)	during the Pre-Fall Away period only, the unaudited consolidated financial statements for that financial quarter of PJSC VimpelCom.

The Borrower may supply electronic copies of its financial statements to the Agent by electronic mail for those Lenders agreeing to communication by electronic mail pursuant to clause 30.6 (Electronic communication).

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent with each set of financial statements of VimpelCom Ltd. and of PJSC VimpelCom (during the Pre-Fall Away Period only) delivered pursuant to paragraphs (a) and (b) of clause 19.1 (Financial statements) a Compliance Certificate as to compliance with clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up (and shall, within five Business Days of a request by the Agent, provide the Agent with the computations (in reasonable detail) on which the Compliance Certificate was based).

(b)	Each Compliance Certificate shall be signed by any two of the following individuals authorised or approved by the Borrower:

(i)	the Chief Financial Officer, the Group Director Corporate Finance or the Group Director Financial Control of VimpelCom Ltd. (or such successor titles as are notified to the Agent from time to time);

(ii)	any director of the Borrower; or

(iii)	any other authorised signatory of the Borrower or VimpelCom Ltd..

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to clause 19.1 (Financial statements) shall be certified by an authorised officer of the Borrower (or PJSC VimpelCom or VimpelCom Ltd., as applicable) as fairly representing in all material respects its (or, as the case may be, its consolidated) financial position as at the dates at which they were prepared.

(b)	The Borrower shall ensure that each set of consolidated financial statements of VimpelCom Ltd. and PJSC VimpelCom (during the Pre-Fall Away Period Only) delivered pursuant to clause 19.1 (Financial statements) is prepared using the IFRS as adopted by IASB (and disregarding any potential differences arising in IFRS as adopted by the European Union), accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements (as appropriate for interim financial statements, where applicable) unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the IFRS, the accounting practices or reference periods, and the Borrower delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the relevant Original Financial Statements were prepared (to the extent not described in the notes to those financial statements); and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with, to determine the Margin and make an accurate comparison between the financial position indicated in those financial statements and in the relevant Original Financial Statements.

For the avoidance of doubt, the information in this paragraph (b) shall be provided to the Agent only once with respect to each change in IFRS, accounting practices or reference periods.

(c)	The Borrower shall ensure that each set of financial statements of the Borrower delivered pursuant to clause 19.1 (Financial statements) is prepared using IFRS.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly after they are dispatched, all material documents dispatched to all creditors generally of the Borrower and Material Subsidiaries (being such documents contemplating a composition, compromise or pre-insolvency arrangement with their respective creditors);

(b)	promptly upon becoming aware of them and to the extent and in such manner as is possible without loss of legal privilege, the details of any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings and any proceedings relating to overdue tax liabilities) which are current or pending against the Borrower which are reasonably likely to be adversely determined, and which would, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request;

(d)	promptly, (i) notification to the Agent following the Borrower becoming aware if any member of the VIP Group or any director or officer of the VIP Group becomes a Sanctions Restricted Person, and (ii) upon the Borrower becoming aware of the same, supply to the Agent, to the extent possible without loss of privilege, details of any claim, action, suit, proceedings or investigation against any member of the VIP Group with respect to Sanctions; and

(e)	promptly, following the end of the Pre-Fall Away Period, notice to the Agent that the Pre-Fall Away Guarantees are terminated or have ceased to have effect,

19.5	Notification of Default

(a)	The Borrower shall notify the Agent of any Default that occurs and is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, provided that such notification requirement shall cease to apply in respect of a Default following the time such Default is no longer continuing.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two authorised officers of the Borrower, on its behalf, certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	For the purposes of this clause 19.5 only, the definition of Default in clause 1.1 (Definitions) shall be amended to exclude the phrase “the making of any determination under clause 22 (Events of Default)”.

19.6	Know your customer checks

(a)	If:

(i)	the existing law and/or introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of the Borrower or the composition of its shareholders or board of directors after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7	Electronic notification

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

20.	FINANCIAL COVENANTS

The financial undertakings in this clause 20 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force (unless indicated otherwise).

20.1	Financial condition

The Borrower shall ensure that at any time:

(a)	the ratio of Total Net Debt to EBITDA of VimpelCom Ltd. (on a consolidated basis) for the then most recently ended Relevant Period will not exceed 3.5:1.0; and

(b)	the ratio of EBITDA to Finance Costs of VimpelCom Ltd. (on a consolidated basis) in respect of any Relevant Period will not be less than 3.5:1.0.

20.2	PJSC VimpelCom financial condition during the Pre-Fall Away Period

(a)	The Borrower shall, during the Pre-Fall Away Period, ensure that the ratio of Total PJSC Net Debt to EBITDA of PJSC VimpelCom (on a consolidated basis) for the then most recently ended Relevant Period will not exceed 3.5:1.0.

(b)	This clause 20.2 shall automatically terminate at the end of the Pre-Fall Away Period.

20.3	Financial covenant calculations

(a)	Total Debt, Total Net Debt, Total PJSC Debt, Total PJSC Net Debt, EBITDA, and Finance Costs shall be calculated and interpreted on a consolidated basis in accordance with the IFRS applicable to the Original VimpelCom Ltd. Financial Statements and the Original PJSC VimpelCom Financial Statements, as applicable, and shall be expressed in Dollars.

(b)	For the purposes of calculating any ratio in clause 20.1(a) and clause 20.2(a) as at the end of any Relevant Period there shall be:

(i)	included, in determining EBITDA of VimpelCom Ltd. or PJSC VimpelCom for the Relevant Period, as the case may be (the “Reference Entity”), the consolidated profit from continuing operations before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as EBITDA) of a person (or attributable to a business or assets) acquired by the Reference Entity and its Subsidiaries during the Relevant Period for the full duration of the Relevant Period (including the portion occurring prior to the acquisition date); and

(ii)	excluded, in determining EBITDA of the Reference Entity for the Relevant Period, the consolidated profit from continuing operations before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis at EBITDA) attributable to any person, business or assets disposed of by the Reference Entity and its Subsidiaries during the Relevant Period for that part of the Relevant Period after its disposal or (as the case may be) after the disposal of the business or assets.

20.4	Definitions

In this clause 20:

“Cash” means any amounts which are or would be included as “cash” in the Statement of financial position contained in the consolidated financial statements of VimpelCom Ltd. or PJSC VimpelCom, as applicable, delivered under paragraphs (a)(ii), (a)(iii), (b)(ii) and (b)(iii) of clause 19.1 (Financial statements) (other than any unutilised amounts under any overdraft facilities (of any kind) that are or would be so included) plus any credit balance on any current or other account, and any cash in hand, not otherwise included as “cash” in such balance sheet, which is:

(a)	freely withdrawable on demand (whether or not any such withdrawal would incur a penalty of any kind);

(b)	not subject to any Security, other than Security created in respect of indebtedness (of any kind) where the amount of the maximum aggregate liability under such indebtedness is included in the amount of Total Debt;

(c)	denominated and payable (i) in currency that is freely transferable and convertible or (ii) in currency that would be treated as “cash” in the consolidated audited financial statements of VimpelCom Ltd. or PJSC VimpelCom, as applicable; and

(d)	capable of being remitted to VimpelCom Ltd. (or one of its consolidated Subsidiaries) or PJSC VimpelCom (or one of its consolidated Subsidiaries), as applicable.

“Cash Equivalent Investments” means any amounts which are or would be included as “cash equivalents” in the Statement of financial position contained in the consolidated financial statements of VimpelCom Ltd. or PJSC VimpelCom, as applicable, delivered under paragraphs (a)(ii), (a)(iii), (b)(ii) and (b)(iii) of clause 19.1 (Financial statements) (other than any unutilised amounts under any overdraft facilities (of any kind) that are or would be so included) plus any of the following not otherwise included as “cash equivalents” on such balance sheet:

(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least AA by Standard & Poor’s or Aa2 by Moody’s;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s and with a maturity of less than 12 months; and

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt) and with a maturity of less than 12 months and any credit balance on any short or long term deposit and savings accounts, in each case not subject to any Security, denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to VimpelCom Ltd. (or one of its consolidated Subsidiaries) or PJSC VimpelCom (or one of its consolidated Subsidiaries), as applicable.

“EBITDA” means, in relation to any Relevant Period, the total consolidated profit for the period from continuing operations (which, for the avoidance of doubt, excludes amounts attributable to non-controlling interests in Subsidiaries) of VimpelCom Ltd. or PJSC VimpelCom, as applicable, for that Relevant Period:

(a)	before taking into account:

(i)	Finance Costs;

(ii)	Finance income;

(iii)	Other non-operating gains/losses;

(iv)	Income tax expense;

(v)	net foreign exchange gain/loss;

(vi)	gain/loss from disposal of non-current assets;

(vii)	share of the profit/loss of associates and joint ventures accounted for using the equity method; and

(viii)	extraordinary and exceptional items; and

(b)	after adding back all amounts provided for depreciation, amortisation and impairment for that Relevant Period,

as determined (except as needed to reflect the terms of this clause 20) from the consolidated financial statements of VimpelCom Ltd. or PJSC VimpelCom, as applicable, delivered under paragraphs (a)(ii), (a)(iii), (b)(ii) and (b)(iii) of clause 19.1 (Financial statements).

“Finance Costs” means, in relation to any Relevant Period:

(a)	the aggregate amount of interest and any other finance charges reported in VimpelCom Ltd.’s consolidated financial statements for that Relevant Period under the Income statement under the category titled “Finance costs” (or any replacement category or line), but excluding up-front and other non-recurring fees and expenses associated with the raising of funding; plus

(b)	to the extent not already included in paragraph (a) above, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by VimpelCom Ltd. in that Relevant Period in respect of its Total Debt including:

(i)	the interest element of finance leasing and hire purchase payments;

(ii)	commitment fees, other recurring fees and guarantee fees; and

(iii)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

as determined (except as needed to reflect the terms of this clause 20) from the consolidated financial statements of VimpelCom Ltd. delivered under paragraphs (a)(ii) and (b)(ii) of clause 19.1 (Financial statements).

“Relevant Period” means each period of 12 consecutive Months ending on the last day of each financial year and financial quarter of VimpelCom Ltd. or PJSC VimpelCom, as applicable.

“Total Debt” means, as at any particular time and without duplication, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness (and (i) any fixed or minimum premium payable at the final stated maturity or due date and not any earlier, and (ii) in respect of a guarantee, surety or similar instrument constituting Financial Indebtedness, any liability thereunder in respect of principal, capital or nominal amounts that would be crystallised in the event of a demand, call or similar request under any such instrument) of VimpelCom Ltd. (and its consolidated Subsidiaries), but excluding any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any liability under a guarantee, surety or similar instrument in respect of that indebtedness.

For the avoidance of doubt, for the purposes of calculating Total Debt, the liability of an entity under any guarantee, surety or similar instrument shall not include undrawn or repaid indebtedness.

For this purpose, any amount outstanding or repayable in a currency other than Dollars shall on that day be taken into account in its Dollar equivalent at the rate of exchange that would have been used had an audited consolidated Statement of financial position of VimpelCom Ltd. been prepared as at that day in accordance with the IFRS applicable to the Original VimpelCom Ltd. Financial Statements.

“Total Net Debt” means Total Debt minus Cash and Cash Equivalent Investments of VimpelCom Ltd. (on a consolidated basis).

“Total PJSC Debt” means, as at any particular time and without duplication, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness (and (i) any fixed or minimum premium payable at the final stated maturity or due date and not any earlier, and (ii) in respect of a guarantee, surety or similar instrument constituting Financial Indebtedness, any liability thereunder in respect of principal, capital or nominal amounts that would be crystallised in the event of a demand, call or similar request under any such instrument) of PJSC VimpelCom (and its consolidated Subsidiaries), but excluding (x) any Financial Indebtedness owed by PJSC VimpelCom or any of its consolidated Subsidiaries to VimpelCom Ltd. or any consolidated Subsidiary of VimpelCom Ltd., and (y) any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any liability under a guarantee, surety or similar instrument in respect of that indebtedness.

For the avoidance of doubt, for the purposes of calculating Total PJSC Debt, the liability of an entity under any guarantee, surety or similar instrument shall not include undrawn or repaid indebtedness.

For this purpose, any amount outstanding or repayable in a currency other than Dollars shall on that day be taken into account in its Dollar equivalent at the rate of exchange that would have been used had an audited consolidated Statement of financial position of PJSC VimpelCom been prepared as at that day in accordance with the IFRS applicable to the Original PJSC VimpelCom Financial Statements.

“Total PJSC Net Debt” means Total PJSC Debt minus Cash and Cash Equivalent Investments of PJSC VimpelCom (on a consolidated basis).

20.5	Changes to IFRS

Upon the introduction of new accounting standards, including, without limitation, new IFRS 9, IFRS 15 and IFRS 16, the Parties will (acting reasonably) negotiate in good faith for a period of 45 days to agree to such modifications to the Finance Documents as may be necessary or appropriate to reflect such change and to provide the Lenders with no better or worse protection and pricing than the terms of this Agreement. Pending agreement of such modifications (or in the event that such agreement is not reached), such covenants shall be tested on the basis of the accounting bases, policies and procedures applied in preparing the Original VimpelCom Ltd. Financial Statements and the Original PJSC VimpelCom Financial Statements (as applicable).

21.	GENERAL UNDERTAKINGS

The undertakings in this clause 21 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force (unless indicated otherwise).

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations in connection with the transactions contemplated under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it is subject, excluding any such non-compliance which would not reasonably be expected to materially impair its ability to perform its payment obligations under the Finance Documents to which it is a party or would not reasonably be expected to have a Material Adverse Effect.

21.3	Maintenance of existence

The Borrower shall maintain its corporate existence.

21.4	Negative pledge

(a)	The Borrower shall not, and shall ensure that no Material Subsidiary will, create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not, and shall ensure that no Material Subsidiary will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or the relevant Material Subsidiary;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Security.

21.5	Disposals

(a)	The Borrower shall not, and shall ensure that no member of the VIP Group will, enter into a single transaction or a series of related transactions to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity and on arm’s length terms;

(ii)	of obsolete assets or assets that are no longer useful in the business of the applicable member of the VIP Group;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	made by any member of the VIP Group to another member of the VIP Group;

(v)	that is Permitted Security;

(vi)	of Tower Infrastructure on arm’s length commercial terms;

(vii)	of the assets of, or direct or indirect interests in (including for the avoidance of doubt, shares and other interests), the Wind Tre Group (or any part thereof); or

(viii)	where the book value of the asset disposed of (when aggregated with the book value of any other asset disposed of under this paragraph (viii)) does not, for the period starting on the Signing Date and ending on the date on which all amounts outstanding under the Finance Documents have been irrevocably paid in full and the Total Commitments cancelled in full, exceed 25% of the Total Assets.

21.6	Restriction on mergers

(a)	The Borrower shall not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), enter into any amalgamation, demerger, consolidation, merger or corporate reconstruction, or any analogous transaction in any relevant jurisdiction.

(b)	Paragraph (a) above does not apply if the relevant transaction is between the Borrower and:

(i)	another company whose principal business is the telecommunications, media and technology business; or

(ii)	a member of the VIP Group,

and, in each case, (x) the Borrower is the sole surviving entity; (y) the Borrower retains or assumes by operation of law substantially all of the assets and all of the obligations under the Finance Documents of the two entities at the time of the relevant transaction; and (z) no Default is continuing on the date of such reorganisation or transaction or would occur as a result of such reorganisation or transaction.

21.7	Restriction on acquisitions

(a)	The Borrower shall ensure that no member of the VIP Group will:

(i)	acquire any share in or any equity security issued by any person, or any interest therein; or

(ii)	acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.

(b)	Paragraph (a) above does not apply to:

(i)	any acquisition where the seller or the acquired entity is, before the date of such acquisition, a member of the VIP Group;

(ii)	any acquisitions of assets of, or direct or indirect interests in (including for the avoidance of doubt, shares and other interests), the Wind Tre Group (or any part thereof);

(iii)	any direct or indirect interests in GTH not already owned by the VIP Group;

(iv)	any direct or indirect interests in PMCL; and

(v)	any acquisition where the purchase price (when aggregated with the purchase price of each other acquisition under this paragraph (b)) does not, for the period starting on the Signing Date and ending on the date on which all amounts outstanding under the Finance Documents have been irrevocably paid in full and the Total Commitments cancelled in full, exceed 25% of Total Assets.

(c)	Promptly upon completion of an acquisition permitted under paragraph (b) above, the Borrower shall notify the Agent of such acquisition.

(d)

If any member of the VIP Group intends to enter into a transaction that is otherwise prohibited by this clause 21.7, the Borrower may make a written request to the Agent for approval of such transaction together with a description of the transaction setting forth in reasonable detail the material terms of the transaction. If the Agent has not responded to such request (whether positively or negatively or by requesting further information (acting reasonably)) within 15 Business Days of the Agent confirming receipt of such request, such approval shall be deemed to have been given. Any approval given under this clause 21.7 shall be effective so long as the final terms of such transaction do not differ materially from the terms set forth in the request for approval.

21.8	Change of business

The Borrower shall ensure that no substantial change is made to the general nature of the business of the VIP Group taken as a whole from that carried on at the Signing Date. For the avoidance of doubt, the digital transformation of the VIP Group and the changes resulting from such transformation shall not be considered to be a substantial change made to the general nature of the business of the VIP Group taken as a whole.

21.9	Pari passu

The Borrower shall ensure that any unsecured and unsubordinated claims of the Finance Parties against the Borrower under the Finance Documents to which the Borrower is a party rank at least pari passu with the claims of all that Borrower’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

21.10	Restriction on guarantees by PJSC VimpelCom and its Subsidiaries during the Pre-Fall Away Period

(a)	During the Pre-Fall Away Period only, the Borrower shall take such action to ensure that PJSC VimpelCom and its Subsidiaries will not guarantee any Financial Indebtedness of a Non-PJSC Borrower, except where such Amount of Financial Indebtedness of the Non-PJSC Borrower guaranteed by PJSC VimpelCom and its Subsidiaries, together with the Amount of any other Financial Indebtedness of a Non-PJSC Borrower then guaranteed by PJSC VimpelCom and its Subsidiaries, does not exceed US$3,889,000,000 (and other amounts under this clause 21.10 will be the USD Amount or USD equivalent as of the date of the relevant new guarantee).

(b)	Clause 21.10(a) does not apply to any declaration of joint and several liability of a Dutch entity issued for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code).

(c)	Clause 21.10(a) does not apply to any Financial Indebtedness arising as a result of a fiscal unity between any members of the VIP Group.

21.11	Priority Debt

(a)	The Borrower shall ensure that Priority Debt shall not, after the Pre-Fall Away Period, exceed 30% of Total Assets.

(b)	In this clause 21.11:

“Priority Debt” means, without double-counting:

(i)	any Financial Indebtedness of any Subsidiary of the Borrower from time to time (including for the avoidance of doubt any guarantees by a Subsidiary of Financial Indebtedness of the Borrower) and excluding:

(A)	any Financial Indebtedness of any such Subsidiary to any member of the VimpelCom Ltd. Group;

(B)	any Financial Indebtedness of a member of the Wind Tre Group other than to the extent it is guaranteed by or secured by a member of the VimpelCom Ltd. Group which is not a member of the Wind Tre Group; and

(C)	until the date which is 18 months following the Signing Date, the Financial Indebtedness represented by the existing notes issued by GTH Finance B.V.; and

(ii)	any secured Financial Indebtedness of the Borrower.

21.12	Sanctions

The Borrower:

(a)	shall not (and will procure that no member of the VIP Group will) directly or (knowingly) indirectly use or permit to be used all or any part of the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds directly or (knowingly) indirectly to any Sanctions Restricted Person or in any Sanctioned Country, in any manner that would cause a violation of any Sanctions by a Finance Party;

(b)	shall ensure that (i) no person that is a Sanctioned Restricted Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with the Facility, and (ii) it does not (and will procure that no member of the VIP Group will) directly or (knowingly) indirectly fund all or part of any payment under the Facility out of proceeds directly or indirectly derived from transactions which would cause a Finance Party to be in breach of any Sanctions; and

(c)	shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) or (b) above.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this clause 22 is an Event of Default.

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

22.2	Financial covenants

Any requirement of clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in clauses 22.1 (Non-payment) or 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or in any Utilisation Request or any Compliance Certificate is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation or statement is capable of being rendered correct and not misleading, and it is rendered correct and not misleading within 20 Business Days of the earlier of the Agent giving notice to the Borrower becoming aware of the same.

22.5	Cross default

(a)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this clause 22.5 if the aggregate outstanding amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than US$75,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	The Borrower or any Material Subsidiary is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets (as determined in accordance with IFRS) of the Borrower or any Material Subsidiary is less than its liabilities (as determined in accordance with IFRS, and taking into account contingent and prospective liabilities).

(c)	A moratorium has been declared in respect of any indebtedness of the Borrower or any Material Subsidiary.

(d)	The Borrower gives notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990).

22.7	Insolvency proceedings

Any corporate action is taken by the Borrower or any Material Subsidiary, or any formal legal steps or any legal proceedings are taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, reorganisation (other than a voluntary and solvent reorganisation not prohibited under this Agreement) or liquidation of the Borrower or any Material Subsidiary (and such legal proceedings continue for at least 60 days);

(b)	the suspension of payments or a moratorium on any indebtedness of the Borrower or any Material Subsidiary (and such suspension or moratorium continues for at least 60 days);

(c)	the presentation or filing of a petition (or similar document) in respect of the Borrower or any Material Subsidiary in any court or before any other authority in respect of the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or any Material Subsidiary (and such petition has not been discharged within 60 days);

(d)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any Material Subsidiary or any asset or assets with an aggregate book value in excess of US$75,000,000 (or its equivalent in any other currency or currencies) of the Borrower or any Material Subsidiary (and such appointment continues for at least 60 days); or

(e)	the enforcement of any Security over any asset or assets with an aggregate book value in excess of US$75,000,000 (or its equivalent in any other currency or currencies) of the Borrower or any Material Subsidiary (unless such enforcement is stayed within 60 days), or any analogous procedure or formal legal step (subject to the same applicable thresholds and grace periods) is taken in any jurisdiction.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution is effected against any asset or assets with an aggregate book value in excess of US$75,000,000 (or its equivalent in any other currency or currencies) of the Borrower or any Material Subsidiary and is not discharged within 45 days.

22.9	Judgment

The rendering against the Borrower of a final, non-appealable judgment, order or award of a court or arbitral tribunal of competent jurisdiction that is enforceable against the Borrower for the payment of money in an amount in excess of US$75,000,000 (or its equivalent in any other currency or currencies) (a “Judgment”) and the continuance of any such Judgment unsatisfied and in effect for any period of 60 consecutive days following the entry of the Judgment without a stay of execution or, if later, a period ending on the date specified or agreed for payment by the Judgment (unless the Borrower has provided evidence satisfactory to the Majority Lenders that such judgment, order or award will be promptly paid in full from the proceeds of an insurance policy underwritten or guaranteed by, or reinsured with, an international insurance company with a rating of at least A- by Standard & Poor’s or at least A3 by Moody’s or at least A- by Fitch).

22.10	Loss of Mobile Licence

(a)

(i)	Subject to paragraph (ii) below, any Mobile Licence is suspended, lost, revoked, terminated or ceases to be effective, as a result of which any relevant Material Subsidiary would cease to hold or have the benefit of such Mobile Licence for a period of more than 90 days, and by the end of such 90-day period such Mobile Licence has not been re-issued, replaced or reinstated with any Material Subsidiary.

(ii)	Notwithstanding paragraph (i) above, there will be no Event of Default if the revenues from the services rendered under the Mobile Licence referred to in said paragraph (i) above (after giving effect to the 90-day grace period referred to in said paragraph (i) above) accounted for less than 35% of the consolidated revenues of the VIP Group during the 12 Months ended at the latest reported calendar quarter.

For the avoidance of doubt, each relevant Material Subsidiary shall be deemed to have the benefit of a Mobile Licence if, notwithstanding any Licence Event with respect to such Mobile Licence, that Material Subsidiary or any other member of the VIP Group is permitted to continue to render the services rendered pursuant to such Mobile Licence prior to such Licence Event.

(b)	Any Mobile Licence is amended, or any conditions are imposed with respect to any Mobile Licence, and:

(i)	such amendments or conditions stay in effect for a period of more than 90 days; and

(ii)	assuming that all such amendments and conditions with respect to each such Mobile Licence had been in effect for the entire 12 Month period ended at the latest reported calendar quarter, the consolidated revenues of the VIP Group for such period would have decreased by at least 35%.

(c)	Any Mobile Licence, which individually or in the aggregate account for at least 35% of the VIP Group’s revenues on a consolidated basis during the 12 Months ending on the latest reported calendar quarter, is sold, leased or otherwise transferred to any person that is not a member of the VIP Group (and, if the sale, lease or transfer is outside the control of a member of the VIP Group, such event is not remedied within 90 days).

22.11	Cessation of business

The VIP Group taken as a whole suspends, ceases or takes any action to suspend or cease carrying on all or a substantial part of its business (except as otherwise permitted by the Finance Documents).

22.12	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations or proceedings are commenced against the Borrower or its assets which are reasonably likely to be adversely determined, and if adversely determined would have a material adverse effect on the ability of the Borrower to perform and comply with its payment obligations under any Finance Document to which it is a party.

22.13	Repudiation

The Borrower repudiates a Finance Document or takes any action to repudiate a Finance Document.

22.14	Material adverse change

Any event or series of events occurs which has a Material Adverse Effect.

22.15	Acceleration

(a)	If an Event of Default has occurred and is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	If:

(i)	the Borrower has provided a notice to prepay all the Loans in full to the Agent in accordance with clause 8.6 (Prepayment and cancellation in case of Default); and

(ii)	the Agent has not, before the date it receives such notice from the Borrower, delivered a notice under paragraph (a) above,

the Agent shall not exercise its rights under this clause 22.15 unless and until the earlier of:

(A)	a failure by the Borrower to prepay all the Loans in full in accordance with clause 8.6 (Prepayment and cancellation in case of Default); and

(B)	the occurrence of an Insolvency Default.

SECTION 8

CHANGES TO PARTIES

23. CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this clause 23, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, a fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that the New Lender is a Non-Public Lender.

(b)	Subject to this clause 23, a Lender may grant any sub-participation (of any kind) in relation to any of its rights or obligations to any person.

23.2	Conditions of assignment or transfer

(a)	Subject to paragraphs (b) to (d) below, the consent of the Borrower shall be required for any assignment, transfer, or grant of any Designated Sub-Participation, by an Existing Lender.

(b)	The consent of the Borrower shall not be required if:

(i)	other than in the circumstances described in paragraphs (d)(i) and (d)(ii) below, the New Lender or Designated Sub-Participant is an Original Lender or an Affiliate of any Original Lender; or

(ii)	an Event of Default has occurred and is continuing.

(c)	Other than in the circumstances described in paragraph (d) below:

(i)	the consent of the Borrower to an assignment or transfer or Designated Sub-Participation must not be unreasonably withheld or delayed; and

(ii)	the Borrower will be deemed to have given its consent five Business Days after its receipt of a written request for consent from a Lender unless consent is expressly refused by the Borrower within that time.

(d)	Notwithstanding any other provision in this clause 23.2 and other than where an Event of Default has occurred and its continuing, the parties agree and acknowledge, subject to paragraph (e) below, that the consent of the Borrower shall be required and may be withheld at its sole discretion where:

(i)	a proposed assignment or transfer would result in the Commitment of any Lender, when combined with the Commitments of any Affiliate of that Lender, exceeding 15% of the Total Commitments;

(ii)	a proposed Designated Sub-Participation would result in any person controlling voting rights attached to more than 15% of the Total Commitments, when combined with the voting rights held by any Affiliate of that person; and/or

(iii)	the New Lender or Designated Sub-Participant is rated below BBB by Standard & Poor’s or below Baa2 by Moody’s or below BBB by Fitch.

(e)	Paragraphs (d)(i) and (d)(ii) above shall not apply in respect of any assignment, transfer or grant of a Designated Sub-Participation in favour of an Affiliate of an Existing Lender provided that such assignment, transfer or grant does not result in an increase in:

(i)	the aggregate Commitments held by the Existing Lender, the New Lender and their respective Affiliates; or

(ii)	the aggregate voting rights attaching to any Commitments held by the grantor of any Designated Sub-Participation, the Designated Sub-Participant and their respective Affiliates.

(f)	An assignment or transfer may be made, or Designated Sub-Participation granted, by a Lender under the Facilities in accordance with this clause 23.

(g)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(h)	A transfer will only be effective if the procedure set out in clause 23.5 (Procedure for transfer) is complied with.

(i)	An assignment or transfer will only be effective if it assigns or transfers a minimum principal or Commitment amount of US$10,000,000.

(j)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax gross-up and indemnities) or 14.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(k)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and any related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and any related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in clauses 23.1 (Assignments and transfers by the Lenders) and 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with clause 23.6(c), when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 23.6(b), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with clause 23.5 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 23.2 (Conditions of assignment or transfer) and provided further that the relevant Lender delivers to the Agent a Transfer Certificate or an Assignment Agreement (as applicable).

23.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, Assignment Agreement or Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.8	Replacement of a Lender

(a)	If at any time any Lender becomes a Non Consenting Lender, then the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer pursuant and subject to this clause 23 all of its rights and obligations under this Agreement to a Lender or other person selected by the Borrower and acceptable to the Agent and each other Lender (each acting reasonably) for a purchase price equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and fees and other amounts payable to such Lender under this Agreement.

(b)	The Borrower shall have no right to replace Mandated Lead Arrangers or the Agent and none of the foregoing nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity.

(c)	No Lender replaced under this clause 23.8 may be required to pay or surrender to that replacement Lender or other entity any of the fees received by it.

(d)	For the purposes of this clause 23.8, a “Non Consenting Lender” is a Lender who does not agree to a consent or amendment where:

(i)	the Agent has requested the Lenders to consent to a departure from or waiver of any provision of the Finance Documents or to agree to any amendment thereto;

(ii)	the consent or amendment in question requires the agreement of all Lenders;

(iii)	a period of not less than 14 days has elapsed from the date the consent or amendment was requested;

(iv)	Lenders whose Commitments aggregate more than 75% of the Total Commitments have agreed to such consent or amendment; and

(v)	the Borrower has notified the Lender that it will treat it as a Non Consenting Lender.

23.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 23, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

23.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 23.5 (Procedure for transfer) or any assignment pursuant to clause 23.6 (Procedure for assignment)) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request and their respective Commitments.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g)	Without prejudice to clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), clause 25.2(f) shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

25.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the VIP Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any member of the VIP Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised (including, for the avoidance of doubt, any representation contained in a Transfer Certificate, Assignment Agreement or Increase Confirmation); and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent may refrain without liability from doing anything that would, in its reasonable opinion, be contrary to any law of any state or jurisdiction (including but not limited to the United States of America (or any jurisdiction forming a part of it) and England and Wales), or any directive or regulation of any agency of any such state or jurisdiction, in each case to the extent they are applicable and binding on the Agent, and may without liability do anything which is, in its reasonable opinion, necessary to comply with such law, directive or regulation.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(e)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such indemnification or security as it may require in its absolute discretion for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(f)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of clauses 25.10(a)(i) and 25.10(a)(ii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause 25.10 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to clause 28.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively, the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent, provided that if an entity does not satisfy the know your customer checks for the Agent in accordance with clause 8.2(b)(i), with such checks administered in accordance with its customary practice, the Agent may, after providing the Borrower with reasonable details of the basis of such non-satisfaction, resign without the above mentioned 30 days’ notice period applying to such resignation.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 25.12(d)) but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Agent) and this clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under clause 13.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to clause 13.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Agent) and this clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.15	Relationship with the Lenders

Subject to clause 28.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and each member of the VIP Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender (in each case, which accepts to act as a Reference Bank) to replace that Reference Bank.

25.18	Agent’s management time

Any amount payable to the Agent under clauses 15.3 (Indemnity to the Agent), 17 (Costs and expenses) and 25.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 12 (Fees).

25.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 25.20 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

25.21	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 25.20 (Role of Reference Banks), and clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount by payment, by way of set-off or otherwise from the Borrower other than in accordance with clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause 27, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28. PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to the euro, in a principal financial centre in such Participating Member State or London, as reasonably specified by the Agent) and with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clauses 28.3 (Distributions to the Borrower) and 28.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

28.3	Distributions to the Borrower

The Agent may (with the Borrower’s consent or in accordance with clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Mandated Lead Arrangers under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(iii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or an Unpaid Sum or a part of a Loan or an Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit into another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 34 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29. SET-OFF

Upon the occurrence of an Event of Default, the Borrower authorises each Finance Party to apply any credit balance to which the Borrower is entitled on any account of the Borrower with any Finance Party in satisfaction of any sum due and payable from the Borrower to a Finance Party under this Agreement but unpaid; for this purpose, the Finance Party is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application (provided that this right shall not apply with respect to any account which the Borrower is under a contractual or other obligation to maintain).

30. NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified on its signature page to this Agreement;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified on its signature page to this Agreement,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being sent by internationally recognised courier to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents, may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 30.6.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31. CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32. PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34. AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to clause 34.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 34.1.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than in accordance with clause 2.2 (Extension Option - Facility B));

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or Total Commitments (other than in accordance with clause 2.2 (Extension Option - Facility B) and clause 2.3 (Increase));

(vi)	a change to the Borrower;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	a change to any of the following provisions: clause 2.4 (Accordion option); clause 2.5 (Finance Parties’ rights and obligations); clause 23 (Changes to the Lenders); and 27 (Sharing among the Finance Parties), this clause 34, clause 38 (Governing law), clause 39.1 (Jurisdiction), clause 39.3 (Waiver of immunity) and paragraph 5(a) of schedule 2 (Conditions precedent); and

(ix)	a change to any of the following Sanctions related provisions: clause 8.1 (Illegality), clause 18.16 (Compliance with laws), clause 18.19 (Anti-corruption law), clause 18.20 (Sanctions), paragraph (d) of clause 19.4 (Information: miscellaneous), clause 21.2 (Compliance with laws) and clause 21.12 (Sanctions), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers, as the case may be.

(c)	Subject to paragraphs (d) and (e) below, if any Lender fails to respond positively or negatively to a request for a consent, waiver, amendment or confirmation of or in relation to any of the terms of any Finance Document (a “Consent Request”) within:

(i)	15 Business Days, where such amendment or waiver requires Majority Lender consent; or

(ii)	20 Business Days, where such amendment or waiver requires all Lender consent,

(unless, in each case, the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation in the Loans then outstanding shall not be included for the purpose of calculating the Total Commitments or participations in the Loans when ascertaining whether the relevant percentage of Total Commitments and/or participations necessary to achieve approval of the Majority Lenders (or, as the case may be, all the Lenders) has been obtained to approve that request.

(d)	If any Defaulting Lender fails to respond to a request Consent Request within 10 Business Days, and at such time all other Lenders have responded to such Consent Request, the Defaulting Lender’s Commitment and/or participation in the Loans then outstanding shall not be included for the purpose of calculating the Total Commitments or participations in the Loans when ascertaining whether the relevant percentage of Total Commitments and/or participations necessary to achieve approval of the Majority Lenders (or, as the case may be, all the Lenders) has been obtained to approve that request.

(e)	If the Borrower delivers an amendment to a Consent Request to the Agent (other than an amendment to correct a manifest error of a typographical or grammatical nature) (a “Consent Request Amendment”) during the applicable time limits specified above in clause 34.2(c), the time limit specified in:

(i)	clause 34.2(c)(i) shall automatically become the later of:

(A)	15 Business Days following the Consent Request being made; and

(B)	5 Business Days following the Consent Request Amendment being made; and

(ii)	clause 34.2(c)(ii) shall automatically become the later of:

(A)	20 Business Days following the Consent Request being made; and

(B)	5 Business Days following the Consent Request Amendment being made,

and in addition, any amendment to correct a manifest error of a typographical or grammatical nature shall not constitute either a new Consent Request nor a Consent Request Amendment and shall not affect the time limits specified in clause 34.2(c)(i) and clause 34.2(c)(ii) above.

34.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facilities; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitment under the Facilities will be reduced by the amount of its Available Commitment under the Facilities and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant and subject to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant and subject to clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Facility B Commitment of the Lender; or

(iii)	require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant and subject to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Facility B, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, (to the extent that the Agent has not given a notification under clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause 34.4 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

34.5	Disenfranchisement on Debt Purchase Transactions entered into by Borrower Affiliates

(a)	For so long as a Borrower Affiliate:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Borrower Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Borrower Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Borrower Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in part 1 of schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Borrower Affiliate,

such notification to be substantially in the form set out in part 2 of schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Borrower Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

34.6	Borrower Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Borrower Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

34.7	Anti-boycott laws

In relation to each Lender that notifies the Agent that it elects to fall within the provisions of this clause 34.7 (each a “Restricted Lender”), clauses 8.1 (Illegality), 18.20 (Sanctions), 18.16 (Compliance with laws) and 21.12 (Sanctions) shall only apply for the benefit of that Restricted Lender to the extent that the above provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 a no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of clauses 8.1 (Illegality), 18.20 (Sanctions), 18.16 (Compliance with laws) or 21.12 (Sanctions) of which a Restricted Lender does not have the benefit:

(a)	the Commitment of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made; and

(b)	if as a result of a breach of clauses 8.1 (Illegality), 18.20 (Sanctions), 18.16 (Compliance with laws) or 21.12 (Sanctions) the Majority Lenders direct the Agent to require that all or part of the Loans are immediately due and payable under clause 22.15 (Acceleration), that Restricted Lender may, by notice to the Agent and the Borrower, elect that its participation in the Loans is not so accelerated and is instead payable in accordance with the original schedule under clause 7 (Repayment).

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	CONFIDENTIALITY

36.1	Confidential Information

Each Finance Party agrees that it shall (and shall ensure that its Affiliates shall, and shall use all reasonable endeavours to ensure that its and its Affiliates’ Representatives shall) keep all Confidential Information confidential and not disclose it to anyone, save to the extent permitted by clause 36.2 (Disclosure of Confidential Information) and clause 36.5 (Disclosure to numbering service providers), and ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose Confidential Information:

(a)	on a “need to know basis”, to its Affiliates and its and its Affiliates’ directors, officers, employees, insurers, auditors, professional advisers or agents (collectively, the “Representatives”) who (i) have been informed in writing of the confidential nature of such information or (ii) have been informed of the confidential nature of such information and are otherwise subject to confidentiality obligations as a matter of law, contract or professional obligation;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates or Representatives;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates or Representatives;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(v)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vi)	with the consent of the Borrower;

(vii)	to whom or for whose benefit it charges, assigns or otherwise creates Security (or may do so) as set out in paragraph (a) clause 23.9 (Security over Lenders’ rights);

(viii)	to whom or for whose benefit it charges, assigns or otherwise creates Security (or may do so) as set out in clause 23.9 (Security over Lenders’ rights), other than as set out in paragraph (a) of clause 23.9 (Security over Lenders’ rights); or

(ix)	who is a Party

if:

(A)	in relation to paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(viii) above, the person (other than an Affiliate of a Finance Party) to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; and

(B)	in relation to paragraphs (b)(iv), (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers (which, for the avoidance of doubt, shall provide for third party enforcement rights of the Borrower and the VIP Group) or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party.

36.3	Inside information

Each of the Finance Parties acknowledges (and will inform its Affiliates and its and its Affiliates’ Representatives who receive Confidential Information) that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse (as well as applicable stock exchange regulations) and each of the Finance Parties undertakes not to use (and to use all reasonable endeavours to ensure that its Affiliates do not use) any Confidential Information for any unlawful purpose.

36.4	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 36.

36.5	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Maturity Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more of the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more of the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more of the Borrower by such numbering service provider.

36.6	Continuing obligations

The obligations in this clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of two years from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.7	Entire agreement

This clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

37.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by clauses 37.1(b), 37.1(c) and 37.1(d).

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 9.5 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this clause 37.1(c)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this clause 37 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 9.5 (Notification of rates of interest) provided that (other than pursuant to clause 37.1(b)(i)) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2	Related obligations

(a)	The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to clause 37.1(c)(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 37.

37.3	No Event of Default

No Event of Default will occur under clause 22.3 (Other obligations) by reason only of the Borrower’s failure to comply with this clause 37.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Law Debenture Corporate Services Limited, located at the date hereof at 5th Floor, 100 Wood Street, London EC2V 7EX, England, as its agent for service of process in relation to any proceedings before the English courts commenced in accordance with this Agreement; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

39.3	Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1:

THE ORIGINAL LENDERS, MANDATED LEAD ARRANGERS AND BOOKRUNNERS

Part 1: The Original Lenders

Name of Original Lender	Facility A Commitment		Facility B Commitment
Citibank, N.A., London Branch	US$	34,000,000	US$	102,000,000
HSBC Bank plc	US$	34,000,000	US$	102,000,000
Bank of America Merrill Lynch International Limited	US$	34,000,000	US$	102,000,000
Bank of China (Hungary) Close Ltd	US$	34,000,000	US$	102,000,000
Barclays Bank PLC	US$	34,000,000	US$	102,000,000
BNP Paribas, Succursale Italia	US$	34,000,000	US$	102,000,000
Crédit Agricole CIB	US$	34,000,000	US$	102,000,000
Credit Suisse AG, London Branch	US$	34,000,000	US$	102,000,000
Deutsche Bank Luxembourg S.A.	US$	34,000,000	US$	102,000,000
Industrial and Commercial Bank of China Limited., Luxembourg Branch	US$	27,500,000	US$	82,500,000
Bank ICBC (JSC)	US$	5,000,000	US$	15,000,000
ING Bank N.V.	US$	34,000,000	US$	102,000,000
Intesa Sanpaolo Bank Luxembourg SA	US$	34,000,000	US$	102,000,000
JPMorgan Chase Bank, N.A., London Branch	US$	34,000,000	US$	102,000,000
Mediobanca International (Luxembourg) S.A.	US$	18,500,000	US$	55,500,000
Raiffeisen Bank International AG	US$	22,666,666.67	US$	68,000,000
AO Raiffeisenbank	US$	11,333,333.33	US$	34,000,000
SOCIETE GENERALE	US$	12,500,000	US$	37,500,000
PJSC ROSBANK	US$	21,500,000	US$	64,500,000
TOTAL COMMITMENTS	US$	527,000,000	US$	1,581,000,000

Part 2: The Mandated Lead Arrangers and Bookrunners

Name of financial institution	Role(s)
Citigroup Global Markets Limited	Mandated Lead Arranger and Bookrunner
HSBC Bank plc	Mandated Lead Arranger and Bookrunner
Bank of America Merrill Lynch International Limited	Mandated Lead Arranger and Bookrunner
Bank of China (Hungary) Close Ltd	Mandated Lead Arranger and Bookrunner
Barclays Bank PLC	Mandated Lead Arranger and Bookrunner
BNP Paribas	Mandated Lead Arranger and Bookrunner
Crédit Agricole CIB	Mandated Lead Arranger and Bookrunner
Credit Suisse AG, London Branch	Mandated Lead Arranger and Bookrunner
Deutsche Bank Luxembourg S.A.	Mandated Lead Arranger and Bookrunner
Industrial and Commercial Bank of China Limited., Luxembourg Branch	Mandated Lead Arranger and Bookrunner
ING Bank N.V.	Mandated Lead Arranger and Bookrunner
Banca IMI SpA	Mandated Lead Arranger and Bookrunner
J.P. Morgan Limited	Mandated Lead Arranger and Bookrunner
Mediobanca – Banca di Credito Finanziario S.p.A.	Mandated Lead Arranger
Raiffeisen Bank International AG	Mandated Lead Arranger and Bookrunner
AO Raiffeisenbank	Mandated Lead Arranger and Bookrunner
SOCIETE GENERALE	Mandated Lead Arranger and Bookrunner
PJSC ROSBANK	Mandated Lead Arranger and Bookrunner

SCHEDULE 2: CONDITIONS PRECEDENT

1.	Finance Documents

Duly signed and delivered originals of:

(a)	this Agreement; and

(b)	each Fee Letter.

2.	The Borrower

(a)	A copy of the deed of incorporation (akte van oprichting), a copy of the latest articles of association (statuten) and a recent extract from the Dutch trade register (Handelsregister) for the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, each Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments (as applicable) would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

3.	Financial statements

(a)	The Original Borrower Financial Statements.

(b)	The Original PJSC VimpelCom Financial Statements.

(c)	The Original VimpelCom Ltd. Financial Statements.

(d)	The unaudited consolidated financial statements of the Borrower for the nine-month period beginning on 1 January 2016 and ending on 30 September 2016, prepared in accordance IFRS.

4.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP as to matters of English law.

(b)	A legal opinion of Clifford Chance LLP as to matters of Dutch law.

5.	Other documents and evidence

(a)	Evidence that the Borrower has given notice of voluntary cancellation of the whole of the Available Facility (as defined therein) under the US$1,800,000,000 facility agreement dated 7 April 2014 between, amongst others, VimpelCom Amsterdam B.V. as borrower, the Lenders (as defined therein) and Citibank International plc as agent;

(b)	Evidence that the process agent referred to in clause 39.2 (Service of process) has accepted its appointment.

(c)	Evidence of payment, on or prior to the initial Utilisation Date, of all fees and reimbursement of all expenses then due by the Borrower.

SCHEDULE 3: REQUESTS

Part 1: Utilisation Request

From:	VimpelCom Holdings B.V.

To:	[●], as Agent

Dated:

Dear Sirs

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day

Facility to be utilised	Facility [A/B]

Currency of Loan	[US$/euro]

Loan amount:	[●] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[We irrevocably and unconditionally authorise the Agent to deduct US$[●] from the proceeds of the Loan requested herein, being the amounts payable by the Borrower as set out in [each of the Agency Fee Letter and ]the Facility Fee Letter.]*

5.

*	This paragraph may be included for the initial Utilisation Request only.

6.	The proceeds of the Loan (less the amounts deducted pursuant to paragraph 4 above) in an amount equal to [US$/EUR][●] should be credited to [specify account of the Borrower].

7.	The proposed Utilisation will not directly or (so far as the Borrower is aware) indirectly result in all or any part of the proceeds of the Facility being loaned, contributed or otherwise made available to any Sanctions Restricted Person or in any Sanctioned Country in any manner that would cause a violation of any Sanctions by a Finance Party.

8.	This Utilisation Request is irrevocable.

VimpelCom Holdings B.V.

By:	By:

Name:	Name:

Title:	Title:

Part 2: Selection Notice applicable to a Facility A Loan

From:	VimpelCom Holdings B.V.

To:	[Agent]

Dated:	[● ] 20[●]

Dear Sirs

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] in [● ] [identify currency] with an Interest Period ending on [● ] 20[●].

3.	[We request that the above Facility A Loan[s] be divided into [● ] Facility A Loans with the following Base Currency Amounts and Interest Periods:]

[specify]

OR

[We request that the next Interest Period for the above Facility A Loan[s] is [specify].]

4.	We request that the above Facility A Loan[s] [is] [are] [denominated in the same currency for the next Interest Period] [denominated in the following currencies: [currency/ies]]. As this results in a change of currency we confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account]].

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
VimpelCom Holdings B.V.

authorised signatory for
VimpelCom Holdings B.V.

Part 3: Form of Transfer Certificate

To:	[● ], as Agent

From:	[● ] (the “Existing Lender”) and [● ] (the “New Lender”)

Dated:

Dear Sirs

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with clause 23.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the schedule.

(b)	The proposed Transfer Date is [● ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 30.2 (Addresses) are set out in the schedule.

3.	The New Lender represents that on the proposed Transfer Date, the New Lender:

(a)	[will/will not be] a Borrower Affiliate;

(b)	will be a Non-Public Lender; and

(c)	[will/will not be] rated below BBB by Standard & Poor’s or below Baa2 by Moody’s or below BBB by Fitch.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 23.4 (Limitation of responsibility of Existing Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●            ].

[Agent]

By:

Part 4: Form of Assignment Agreement

To:	[● ], as Agent and VimpelCom Holdings B.V. (the “Borrower”)

From:	[● ] (the “Existing Lender”) and [● ] (the “New Lender”)

Dated:

Dear Sirs

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to clause 23.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement specified in the schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2(b).

3.	The proposed Transfer Date is [● ] 20[●].

4.	On the Transfer Date the New Lender becomes party to the Finance Documents as a Lender.

5.	The New Lender represents that on the Transfer Date the New Lender:

(a)	[will/will not be] a Borrower Affiliate;

(b)	will be a Non-Public Lender; and

(c)	[will/will not be] rated below BBB by Standard & Poor’s or below Baa2 by Moody’s or below BBB by Fitch.

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 30.2 (Addresses) of the Agreement are set out in the schedule.

7.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 23.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

8.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower) of the Agreement, to the Borrower of the assignment referred to in this Assignment Agreement.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This agreement is accepted as an Assignment Agreement for the purposes of the Agreement by the Agent and the Transfer Date is confirmed as [●            ] 20[●].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Assignment Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Part 5: Form of Increase Confirmation

To:	[● ] as Agent

From:	[The Lender] (“Increase Lender”)

Dated:

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●            ] (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to clause 2.3 (Increase).

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Increase Lender represents that on the Increase Date, the Increase Lender:

(a)	[will/will not] be a Borrower Affiliate;

(b)	will be a Non-Public Lender; and

(c)	[will/will not be] rated below BBB by Standard & Poor’s or below Baa2 by Moody’s or below BBB by Fitch.

7.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 30.2 (Addresses) are set out in the schedule.

8.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of clause 2.3 (Increase).

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [●].

[Agent]

By:

SCHEDULE 4: FORM OF COMPLIANCE CERTIFICATE

To:	[●], as Agent

From:	[VimpelCom Holdings B.V.][VimpelCom Ltd.]

Dated:

Dear Sirs

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement dated [●] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.	[We confirm that no Default is continuing.]*

2.	We confirm that as at [●] the ratio of Total Net Debt to EBITDA of VimpelCom Ltd. (on a consolidated basis) for the Relevant Period ending on [●] was [●].

3.	We confirm that the ratio of EBITDA to Finance Costs of VimpelCom Ltd. (on a consolidated basis) for the Relevant Period ending on [●] was [●].

4.	[We confirm that as at [●] the ratio of Total PJSC Net Debt to EBITDA of PJSC VimpelCom (on a consolidated basis) for the Relevant Period ending on [●] was [●].**

5.	[We confirm that the Pre-Fall Away Guarantee[s] have not been terminated nor have they ceased to have effect.]***

Signed:	Signed:

[Chief Financial Officer/Group Director Corporate Finance/Group Director Financial Control of VimpelCom Ltd.] [Director of VimpelCom Holdings B.V.]	[Chief Financial Officer/Group Director Corporate Finance/Group Director Financial Control] [Director of VimpelCom Holdings B.V.]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	This paragraph shall be included for Compliance Certificates delivered in the Pre-Fall Away Period only.
***	To be included during the Pre-Fall Away Period only.

SCHEDULE 5: EXISTING SECURED INDEBTEDNESS

Name of pledgor	Lender	Transaction Currency	Maximum Principal Amount of Indebtedness Secured (Local Currency Unit)	Maximum Principal Amount of Indebtedness Secured (USD)
Pakistan Mobile Communications Limited	Allied Bank Limited	PKR	6,411,043,801	61,165,327
Pakistan Mobile Communications Limited	Askari Commercial Bank Limited	PKR	2,895,762,552	27,627,368
Pakistan Mobile Communications Limited	Bank Al-Baraka Limited	PKR	1,600,000,000	15,264,991
Pakistan Mobile Communications Limited	Bank Al-Falah Limited	PKR	6,515,336,913	62,160,348
Pakistan Mobile Communications Limited	Bank Al-Habib Limited	PKR	900,962,608	8,595,741
Pakistan Mobile Communications Limited	Bank of Punjab Limited	PKR	200,000,000	1,908,124
Pakistan Mobile Communications Limited	Citibank N.A	PKR	4,051,396,800	38,652,834
Pakistan Mobile Communications Limited	Dubai Islamic Bank (Pakistan) Ltd.	PKR	5,000,000,000	47,703,096
Pakistan Mobile Communications Limited	Deutsche Bank	PKR	500,000,000	4,770,310
Pakistan Mobile Communications Limited	Faysal Bank Limited	PKR	3,790,000,000	36,158,947
Pakistan Mobile Communications Limited	FMO	USD	30,000,000	30,000,000
Pakistan Mobile Communications Limited	Habib Bank Limited	PKR	15,412,372,724	147,043,579
Pakistan Mobile Communications Limited	Habib Metropolitan Bank Limited	PKR	1,625,240,652	15,505,802
Pakistan Mobile Communications Limited	EKN	USD	249,755,891	249,755,891

Name of pledgor	Lender	Transaction Currency	Maximum Principal Amount of Indebtedness Secured (Local Currency Unit)	Maximum Principal Amount of Indebtedness Secured (USD)
Pakistan Mobile Communications Limited	JS Bank Limited	PKR	1,000,000,000	9,540,619
Pakistan Mobile Communications Limited	MCB Bank Limited	PKR	10,100,000,000	96,360,254
Pakistan Mobile Communications Limited	MCB Bank Limited	USD	15,000,000	15,000,000
Pakistan Mobile Communications Limited	Meezan Bank Limted	PKR	5,320,289,383	50,758,855
Pakistan Mobile Communications Limited	National Bank of Pakistan Limited	PKR	1,261,043,801	12,031,139
Pakistan Mobile Communications Limited	NIB Bank Limited	PKR	1,700,000,000	16,219,053
Pakistan Mobile Communications Limited	Pak Libya Holding Company (Pvt.) Limited	PKR	270,288,783	2,578,722
Pakistan Mobile Communications Limited	Pak China Investment Company (Pvt.) Limited	PKR	270,288,783	2,578,722
Pakistan Mobile Communications Limited	Pak Kuwait Investment Company Limited	PKR	525,240,652	5,011,121
Pakistan Mobile Communications Limited	Samba Bank Limited	PKR	1,000,000,000	9,540,619
Pakistan Mobile Communications Limited	Silk Bank Limited	PKR	400,000,000	3,816,248
Pakistan Mobile Communications limited	Soneri Bank Limited	PKR	1,500,000,000	14,310,929
Pakistan Mobile Communications Limited	Summit Bank Limited	PKR	475,240,652	4,534,090
Pakistan Mobile Communications Limited	United Bank Limited	PKR	9,184,000,000	87,621,047
Omnium Assignment of Receivables Dividends	BADR – BNA, BNP, CNEP, Citibank, CPA, HSBC, SGA	DZD	50,000,000,000	455,421,935
Omnium Assignment of Receivables Dividends	BADR – BNA, BNP, CNEP, Citibank, CPA, HSBC, SGA	DZD	32,000,000,000	291,470,038

The amounts set out in “Maximum Principal Amount of Indebtedness Secured (Local Currency Unit)” have been converted into USD based on the closing rate as of 30 January 2017. The relevant exchange rates applied are as follows:

a)	DZD 1 = USD 0.009108; and

b)	PKR 1 = USD 0.009541.

SCHEDULE 6: FORM OF CONFIDENTIALITY UNDERTAKING

To:	[insert name of Potential Purchaser/Purchaser’s agent/broker]

Date:	[●]

Re:	Facilities Agreement dated [●] 2017 (the “Agreement”)

Borrower:	VimpelCom Holdings B.V.

Amount:	US$2,108,000,000

Agent:	[●]

Dear Sirs

We understand that you are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(d) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group, if any such person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;

(c)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of required or unauthorised disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(d) above.

5.	Continuing obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) 12 Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No representation; consequences of breach, etc.

You acknowledge and agree that:

(a)	neither we, nor our principal nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or our principal or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No waiver; amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing law and jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below), terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies;

“Permitted Purpose” means[, subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your Holding Companies and Subsidiaries and each Subsidiary of each of your Holding Companies.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Seller/Seller’s agent/broker]

SCHEDULE 7: FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part 1: Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[● ] as Agent

From:	[The Lender]

Dated:

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●            ] (the “Facilities Agreement”)

1.	We refer to paragraph (b) of clause 34.5 (Disenfranchisement on Debt Purchase Transactions entered into by Borrower Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2: Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate

To:	[● ] as Agent

From:	[The Lender]

Dated:

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●            ] (the “Facilities Agreement”)

1.	We refer to paragraph (c) of clause 34.5 (Disenfranchisement on Debt Purchase Transactions entered into by Borrower Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [● ] has [terminated]/[ceased to be with a Borrower Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

SCHEDULE 8: TIMETABLES

	Loans in US Dollars	Loans in euro	Loans in other currencies
Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of Utilisation Request)) or a Selection Notice (clause 10.1 (Selection of Interest Periods))	U-3 10.30am (Amsterdam time)	U-3 10.30am (Amsterdam time)	U-3 10.30am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under clause 5.4 (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders’ Participation)	U-3 3.30pm (Amsterdam time)	U-3 3.30pm (Amsterdam time)	U-3 3.30pm
Agent receives and acknowledges receipt of a notification from a Lender under clause 6.2 (Unavailability of a currency)	—	Quotation Day 9.30am	Quotation Day 9.30am
Agent gives notice in accordance with clause 6.2 (Unavailability of a currency)	—	Quotation Day 12.30pm	Quotation Day 12.30pm
Agent determines amount of the Facility A Loan in Optional Currency in accordance with clause 6.3 (Change of Currency)	—	U-3 3.30pm	U-3 3.30pm
Agent determines amount of the Facility A Loan in Optional Currency in accordance with clause 6.4 (a)	—	U-3 3.30pm	U-3 3.30pm
Agent determines amount of a Facility A Loan in Optional Currency converted into Base Currency in accordance with clause 6.4 (b)	—	U-3 3.30pm	U-3 3.30pm
LIBOR or EURIBOR is fixed	Quotation Day 11.00am	Quotation Day 11.00am (Amsterdam time)	Quotation Day 11.00am
Reference Bank Rate calculated by reference to available quotations in accordance with clause 11.2 (Calculation of Reference Bank Rate)	Quotation Day 11.00am	Quotation Day 11.30am (Amsterdam time)	Quotation Day 11.00am

SCHEDULE 9: FORM OF ACCORDION INCREASE REQUEST

From:	VimpelCom Holdings B.V.

To:	[Agent]

Dated:	[ ]

Dear Sirs

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●            ] (the “Facilities Agreement”)

(a)	We refer to the Agreement. This is an Accordion Increase Request. Terms defined in the Agreement have the same meaning in this Accordion Increase Request unless given a different meaning in this Accordion Increase Request.

(b)	We wish to request an increase of the Total Commitments on the following terms:

Proposed Accordion Increase Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Accordion Increase Amount:	[ ]

Total Facility A Commitments following increase:	[ ]

Total Facility B Commitments following increase:	[ ]

(c)	The Accordion Increase Amount will be met by the following Accordion Increase Lenders increasing their Facility A Commitments and/or Facility B Commitments and/or acceding to the Agreement in respect of the Facility A Commitments or Facility B Commitments (as applicable) set out below:

Accordion Increase Lender	Current Facility A Commitment (if applicable)	Facility A Commitment after increase	Current Facility B Commitment (if applicable)	Facility B Commitment after increase
[ ]	[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]	[ ]

(d)	Each Accordion Increase Lender represents that on the proposed Accordion Increase Date, it:

(i)	[will/will not be] a Borrower Affiliate; and

(ii)	will be a Non-Public Lender.

(e)	This Accordion Increase Request is irrevocable.

Yours faithfully

Authorised signatory for VimpelCom Holdings B.V.

Authorised signatory for VimpelCom Holdings B.V.

SCHEDULE 10: FORM OF ACCORDION INCREASE CONFIRMATION

To:	[ ] as Agent and VimpelCom Holdings B.V. as Borrower

From:	[the Accordion Increase Lender] (the “Accordion Increase Lender”)

Dated:

VimpelCom Holdings B.V. – US$2,108,000,000 Facilities Agreement

dated [●            ] (the “Facilities Agreement”)

1	We refer to the Agreement. This is an Accordion Increase Confirmation. Terms defined in the Agreement have the same meaning in this Accordion Increase Confirmation unless given a different meaning in this Accordion Increase Confirmation.

2	We refer to clause 2.4 (Accordion Option) of the Agreement.

3	The Accordion Increase Lender agrees to assume and will assume all of the obligations corresponding to the Facility A Commitments and Facility B Commitments specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4	The proposed date on which the increase in relation to the Accordion Increase Lender and the Relevant Commitment is to take effect (the “Accordion Increase Date”) is [ ].

5	[On the Accordion Increase Date, the Accordion Increase Lender becomes party to the Finance Documents as a Lender.]

6	[The Facility Office and address, fax number and attention details for notices to the Accordion Increase Lender for the purposes of clause 30.2 (Addresses) of the Agreement are set out in the Schedule hereto.]

7	The Accordion Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in clause 2.4(h) (Accordion option) of the Agreement.

8	This Accordion Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accordion Increase Confirmation.

9	This Accordion Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10	This Accordion Increase Confirmation has been entered into on the date stated at the beginning of this Accordion Increase Confirmation.

THE SCHEDULE

Relevant Commitments/rights and obligations to be assumed by the Accordion Increase Lender

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Accordion Increase Lender]

By:

This Accordion Increase Confirmation is accepted as an Accordion Increase Confirmation for the purposes of the Agreement by the Agent and the Accordion Increase Date is confirmed as [            ].

Agent

By:

The Borrower

VimpelCom Holdings B.V.

Address:	Treasury Department
Claude Debussylaan 88
1082 MD Amsterdam
The Netherlands

Fax No:	+31 (0)20 797 72 01

Attention:	Chief Financial Officer
Group Director Corporate Finance

By:	/s/ A.M. Davies	By:	/s/ H. Daubner
Name:	A.M. Davies	Name:	H. Daubner
Title:	Director	Title:	Director

The Mandated Lead Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Andrew Mason	By:
Name:	Andrew Mason	Name:
Title:	Director	Title:

HSBC BANK PLC

By:	/s/ Sinead Murphy	By:
Name:	Sinead Murphy	Name:
Title:	Director	Title:

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ MARY M. ADEYEMI	By:
Name:	MARY M. ADEYEMI	Name:
Title:	VICE PRESIDENT	Title:

BANK OF CHINA (HUNGARY) CLOSE LTD

By:	/s/ Zhang Gang	By:	/s/ Lu Shen
Name:	Zhang Gang	Name:	Lu Shen
Title:	Deputy General Manager	Title:	Head of Corporate Banking by PCA

BARCLAYS BANK PLC

By:	/s/ MATTHEW JACKSON	By:
Name:	MATTHEW JACKSON	Name:
Title:	ASSISTANT VICE PRESIDENT	Title:

BNP PARIBAS

By:	/s/ M.A. PROFUMO	By:	/s/ VALEMO FABRENI
Name:	M.A. PROFUMO	Name:	VALEMO FABRENI
Title:	MD	Title:	ND

CRÉDIT AGRICOLE CIB

By:	/s/ BRUNO PEZY	By:	/s/ Xavier de NEUVILLE
Name:	BRUNO PEZY	Name:	Xavier de NEUVILLE
Title:	MANAGING DIRECTOR	Title:	Director

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ MARK D. WALSH	By:	/s/ Brian Fitzgerald
Name:	MARK D. WALSH	Name:	Brian Fitzgerald
Title:	MANAGING DIRECTOR	Title:	Authorised Signatory

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ WALTHER	By:	/s/ K. Böttcher
Name:	WALTHER	Name:	K. Böttcher
Title:		Title:

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED., LUXEMBOURG BRANCH

By:	/s/ Mr. Yuncheng CHEN	By:
Name:	Mr. Yuncheng CHEN	Name:
Title:	Deputy General Manager	Title:

ING BANK N.V.

By:	/s/ Wim Steenbakkers	By:	/s/ Jeroen Kleinjan
Name:	Wim Steenbakkers	Name:	Jeroen Kleinjan
Title:	Managing Director Structured Finance Telecom, Media & Technology Finance	Title:	Managing Director

BANCA IMI SPA

By:	/s/ CORRADO PASSONI	By:	/s/ Silvia Corbelli
Name:	CORRADO PASSONI	Name:	Silvia Corbelli
Title:	HEAD OF CORPORATE LOAN STRUCTURING	Title:	DIRECTOR

J.P. MORGAN LIMITED

By:	/s/ FRED G SCHRIEVER III	By:
Name:	FRED G SCHRIEVER III	Name:
Title:	Executive Director	Title:

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.P.A.

By:	/s/ CARLOS DOMINGUES	By:	/s/ Alexandre Cadiet
Name:	CARLOS DOMINGUES	Name:	Alexandre Cadiet
Title:	Executive Director	Title:	Director

RAIFFEISEN BANK INTERNATIONAL AG

By:	/s/ Konstanze Thym	By:	/s/ Christian Stark
Name:	Konstanze Thym	Name:	Christian Stark
Title:		Title:

AO RAIFFEISENBANK

By:	/s/ Patrakhin Nikita	By:
Name:	Patrakhin Nikita	Name:
Title:	Head of Markets and Investment Banking Directorate Board Member	Title:

SOCIETE GENERALE

By:	/s/ Eric Matthey	By:
Name:	Eric Matthey	Name:
Title:	Coverage & Investment Banking Tours Valmy CORI/COV/CEM 75886 PARIS CEDEX 18	Title:

PJSC ROSBANK

By:	/s/ Ilya Polyakov	By:
Name:	Ilya Polyakov	Name:
Title:	First Deputy Chairman of the Management Board	Title:

The Original Lenders

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Andrew Mason	By:
Name:	Andrew Mason	Name:
Title:	Director	Title:

HSBC BANK PLC

By:	/s/ Sinead Murphy	By:
Name:	Sinead Murphy	Name:
Title:	Director	Title:

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ MARY M. ADEYEMI	By:
Name:	MARY M. ADEYEMI	Name:
Title:	VICE PRESIDENT	Title:

BANK OF CHINA (HUNGARY) CLOSE LTD

By:	/s/ Zhang Gang	By:	/s/ LU SHEN
Name:	Zhang Gang	Name:	LU SHEN
Title:	Deputy General Manager	Title:	Head of Corporate Banking by PCA

BARCLAYS BANK PLC

By:	/s/ MATTHEW JACKSON	By:
Name:	MATTHEW JACKSON	Name:
Title:	ASSISTANT VICE PRESIDENT	Title:

BNP PARIBAS, SUCCURSALE ITALIA

By:	/s/ M. A. PROFUREO	By:	/s/ VALEMO FABRETTI
Name:	M. A. PROFUREO	Name:	VALEMO FABRETTI
Title:	MD	Title:	MD

CRÉDIT AGRICOLE CIB

By:	/s/ BRUNO PEZY	By:	/s/ Xavier de Neuville
Name:	BRUNO PEZY	Name:	Xavier de Neuville
Title:	MD	Title:	Director

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ MARK B. WALSH	By:	/s/ Brian Fitzgerald
Name:	MARK B. WALSH	Name:	Brian Fitzgerald
Title:	MANAGING DIRECTOR	Title:	Authorised Signatory

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ WALTHER	By:	/s/ K. Böttcher
Name:	WALTHER	Name:	K. Böttcher
Title:		Title:

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED., LUXEMBOURG BRANCH

By:	/s/ Mr. Yun cheng CHEN	By:
Name:	Mr. Yun cheng CHEN	Name:
Title:	Deputy General Manager	Title:

BANK ICBC (JSC)

By:	/s/ Lang Weijie	By:
Name:	Lang Weijie	Name:
Title:	Deputy President	Title:

ING BANK N.V.

By:	/s/ Wim Steenbakkers	By:	/s/ Jeroen Kleinjan
Name:	Wim Steenbakkers	Name:	Jeroen Kleinjan
Title:	Managing Director Structured Finance Telecom, Media & Technology Finance	Title:	Managing Director

INTESA SANPAOLO BANK LUXEMBOURG SA

By:	/s/ Rory Farquhar Thomson	By:	/s/ Michel Mensink
Name:	Rory Farquhar Thomson	Name:	Michel Mensink
Title:	Intesa Sanpaolo Bank Luxembourg S.A. Amsterdam Branch General Manager	Title:	Intesa Sanpaolo Bank Luxembourg B.A. Relationship Manager Amsterdam Branch

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ FRED G SCHRIEVER III	By:
Name:	FRED G SCHRIEVER III	Name:
Title:	Executive Director	Title:

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.

By:	/s/ Carlos Domingues	By:	/s/ Alexandre Cadiet
Name:	Carlos Domingues	Name:	Alexandre Cadiet
Title:	Executive Director	Title:	Director

RAIFFEISEN BANK INTERNATIONAL AG

By:	/s/ Konstanze Thym	By:	/s/ Christian Stark
Name:	Konstanze Thym	Name:	Christian Stark
Title:		Title:

AO RAIFFEISENBANK

By:	/s/ Patrakhin Nikita	By:
Name:	Patrakhin Nikita	Name:
Title:	Head of Markets and investment Banking Directorate Board Member	Title:

SOCIETE GENERALE

By:	/s/ Eric Matthey	By:
Name:	Eric Matthey	Name:
Title:	Coverage & Investment Banking Tours Valmy CORI/COV/CEM 75886 PARIS CEDEX 18	Title:

PJSC ROSBANK

By:	/s/ Ilya Polyakov	By:
Name:	Ilya Polyakov	Name:
Title:	First Deputy Chairman of the Management Board	Title:

The Agent

CITIBANK EUROPE PLC, UK BRANCH

Address:	Citibank Europe plc, UK Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Attention:	Loans Agency

Fax:	020 7492 3980

By:	/s/ Steve Wright
Name:	Steve Wright
Title:	Vice President